UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]    Preliminary proxy statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive proxy statement
[   ]    Definitive additional materials
[   ]    Soliciting Material pursuant to §14a-12

Name of Registrant as Specified in its Charter:

EQUITY LIFESTYLE PROPERTIES, INC.

Name of Person(s) Filing Proxy Statement if other than the Registrant:

N/A

Payment of filing fee (check the appropriate box):

[X]    No fee required.

[   ]    Fee paid previously with preliminary materials.

[   ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

els®

Equity LifeStyle Properties

Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Tuesday, April 30, 2024 at 9:00am CT
Virtual Annual Meeting of Stockholders

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
EQUITY LIFESTYLE PROPERTIES, INC.

To Our Stockholders:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the "Annual Meeting") of Equity LifeStyle Properties, Inc., a Maryland corporation. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live webcast.
¿ DATE AND TIME
Tuesday, April 30, 2024
9:00 a.m. Central Time

: ACCESS THE ANNUAL MEETING
Stockholders may participate in the virtual Annual Meeting by logging in at www.virtualshareholdermeeting.com/ELS2024.

& RECORD DATE
Stockholders of record at the close of business on February 16, 2024 (the "Record Date") are entitled to attend and vote at the Annual Meeting. On that date, there were 186,492,242 shares of Common Stock of Equity LifeStyle Properties, Inc. outstanding and entitled to vote. On March 21, 2024, these proxy materials and our annual report are being mailed or made available to stockholders.

Every Vote is Important to Equity LifeStyle Properties
1 ITEMS OF BUSINESS
1    Elect Nine (9) Directors to serve until the 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

2    Ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

3    Conduct a non-binding advisory vote to approve executive compensation as described in the Proxy Statement.

4    Approve our 2024 Equity Incentive Plan.

5    To transact any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.
Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we urge you to authorize a proxy to vote your shares as soon as possible. Instructions on how to authorize a proxy are contained in this Proxy Statement. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. If you attend the virtual Annual Meeting, you may vote personally if you wish, even if you have previously authorized a proxy to vote your shares. Please note, however, that if your shares of Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

* Vote by Mail
If you received a paper copy of the proxy form by mail, you can mark, sign, date and return the proxy form in the enclosed, postage-paid envelope.

( Vote by Internet or Telephone
Authorizing a proxy by internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated.
Internet     www.proxyvote.com (24/7)
Telephone 1-800-690-6903

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON April 30, 2024.

The Company's Proxy Statement for the 2024 Annual Meeting and our 2023 Annual Report for the year ended December 31, 2023 are available at https://materials.proxyvote.com/29472R.

By Order of the Board of Directors
David P. Eldersveld
Executive Vice President, Chief Legal Officer and Corporate Secretary

March 18, 2024

EQUITY LIFESTYLE PROPERTIES, INC.

PROXY STATEMENT
________________

This Proxy Statement contains information related to the 2024 Annual Meeting of Stockholders (the "Annual Meeting") of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company," "Equity LifeStyle Properties," "ELS" or "we," "us," or "our"), which will be held on Tuesday, April 30, 2024, at 9:00 a.m. Central Time. The Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/ELS2024 and entering your 16-digit control number included in the notice containing instructions on how to access Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials. On March 21, 2024, these proxy materials and our annual report are being mailed or made available to stockholders.

PROXY STATEMENT SUMMARY
The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

Summary of Matters for Stockholder Voting

Proposal		Board's Voting Recommendation
Proposal 1	Election of Nine (9) Directors	FOR each nominee
Proposal 2	Ratification of the Appointment of Independent Accountant	FOR
Proposal 3	Advisory Vote on Executive Compensation	FOR
Proposal 4	Approval of Equity Incentive Plan	FOR
Stockholders will consider any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Unless directions are set forth on the proxy, the representatives holding proxies will vote as recommended by the Board of Directors (the "Board") or, if no recommendation is given, in their own discretion.

About Equity LifeStyle Properties

Equity LifeStyle Properties is a fully integrated owner of lifestyle-oriented properties consisting of property operations and home sales and rental operations primarily within manufactured home ("MH") and recreational vehicle ("RV") communities and marinas.

(1)    See "Compensation Discussion and Analysis - Peer Group" for a list of the companies that comprise our peer group for the year ended December 31, 2023.
(2)    Total stockholder return ("TSR") is calculated based on per share of common stock of the Company ("Common Stock") price appreciation and dividends paid thereon to show the total return to a stockholder over a period of time. TSR assumes dividends are reinvested in Common Stock on the day the dividend is paid.
(3)    Adjusted for the two-for-one stock split effected on October 15, 2019. All disclosures in this Proxy Statement with respect to shares of Common Stock or Common Stock price information have been adjusted for this stock split.
(4)    Funds From Operations ("FFO") per share is a non-generally accepted accounting principle ("GAAP") measure. See Appendix A to this Proxy Statement for a discussion and reconciliation to the most directly comparable GAAP measure.

2023 Accomplishments (1)
● Net income per share on a fully diluted basis was $1.69, 10.5% higher than 2022.
● FFO per share on a fully diluted basis was $2.77, 7.1% higher than 2022.
● Normalized FFO per share(2) on a fully diluted basis was $2.75, 4.7% higher than 2022.
● Core Portfolio generated growth of 5.0% in income from property operations, excluding property management, compared to 2022. Our Core Portfolio consists of our properties owned and operated during all of 2022 and 2023.
● Core MH base rental income increased by 6.8%, compared to 2022.
● Filled 109 expansion sites in our Core MH portfolio in 2023.
● Manufactured homeowners within our Core Portfolio increased by 554 sites in 2023.
● Core RV and marina base rental income increased by 3.5%, compared to 2022.
● Core Annual RV and marina base rental income increased by 8.1%, compared to 2022 and includes 7.6% growth from rate increases.
● New home sales of 905 in 2023.
● Acquired one RV community for a purchase price of $9.5 million in 2023.
● Added 994 expansion sites in 2023.
● Closed on four secured financing transactions totaling $463.8 million. The loans have a weighted average fixed interest rate of 5.05% per annum and a weighted average maturity of approximately eight years.
● Raised our annual dividend for 2024 to $1.91 per share of Common Stock, reflecting an increase of 6.7% or $0.12, over the annual dividend of $1.79 per share of Common Stock for 2023.

(1)    Capitalized terms not defined herein shall have the meaning ascribed to them in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 (the "2023 Form 10-K").
(2)    Normalized Funds From Operations ("Normalized FFO") per share is a non-generally accepted accounting principle ("GAAP") measure. See Appendix A to this Proxy Statement for a discussion and reconciliation to the most directly comparable GAAP measure.

Sam Zell
1941 - 2023
In 2023, Mr. Samuel Zell, our Chairman, passed away. Mr. Zell served as Chairman of the Company's Board from the Company's IPO until his passing in May 2023. Under his leadership, the Company grew from 41 properties in 1993 with a total market capitalization of $300 million to 451 properties with a total market capitalization of over $16 billion today. Mr. Zell is recognized as a founder of the modern REIT industry and an icon in the real estate industry and the business world. He was an entrepreneur and investor with a global perspective, an active philanthropist and a generous mentor. He fostered a unique culture that is woven into our organization, and the principles he championed continue to guide our Company. Mr. Zell served as chairman of Equity Group Investments ("EGI"), the private investment firm he founded more than 50 years ago. EGI is a division of Chai Trust Company, LLC ("Chai Trust"). EGI is the private investment firm that manages Sam Zell's and the Zell Family's wealth. Mr. Zell was also the chairman of Equity International, a private investment firm focused on real estate-related companies outside the United States ("Equity International").

Governance Highlights
● 8 out of 9 Director Nominees are Independent
● Independent Lead Director
● Separate Board Chairman and CEO
● Independent Audit Committee
● Independent Compensation, Nominating & Corporate Governance Committee
● Independent Compensation Consultant to Advise the Compensation, Nominating & Corporate Governance Committee
● Executive Sessions of Non-Management Directors
● Risk Oversight by Board and Committees
● Three New Directors Added Within Last Five Years
● Ongoing Succession Planning
● All Directors Stand for Election Each Year
● Director Resignation Policy
● Annual Board and Committee Evaluation Process
● All Audit Committee Members are Financial Experts

● Active and Frequent Stockholder Engagement
● No Poison Pill
● Ability of Stockholders to Amend Bylaws by a Majority Vote
● Proxy Access
● Business Ethics and Conduct Policy for Directors, Officers and Employees
● Vendor Code of Conduct
● Policy on Securities Trading
● Prohibition Against Hedging Company Shares
● Prohibition Against Pledging Company Shares
● Internal Disclosure Committee for Financial Controls
● No Employment Agreements with Named Executive Officers ("NEOs")
● Compensation Recovery Policy
● Performance Driven Executive Compensation
● Meaningful Share Ownership Guidelines for Directors and Executives

The Board values diversity in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that as a group, the nominees bring a diverse range of thought and perspective to the Board's deliberations.

Compensation Highlights
● No Employment Agreements with NEOs ● Three-Year Vesting of Restricted Stock Awards ● Performance and Time-Based Restricted Stock Awards	● Stock Ownership Guidelines for Board and NEOs ● Performance-Based Cash Bonus Compensation

OUR NATURE: UNITING PEOPLE, PLACES AND PURPOSE

Environmental, Social and Governance ("ESG") Highlights
At ELS, sustainability is at the core of our nature. Our sustainability strategy is in "Our Nature: Uniting People, Places and Purpose." While rooted in protecting and enhancing the environments where we live, work and play, Our Nature also speaks to our culture of opportunity, inclusivity, caring, transparency and respect. The tagline, "Uniting People, Places & Purpose," embodies the three tenets of Our Nature:
Information on our sustainability practices can be found in our 2022 Sustainability Report published in November 2023, which references the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) and Task Force on Climate-related Financial Disclosures (TCFD) frameworks. The Sustainability Report also includes information on our environmental performance and methodology for energy, greenhouse gas emissions and water metrics. These reports and other sustainability policies and collaborations are available at www.equitylifestyleproperties.com/sustainability. Such information is not considered part of, nor incorporated by reference into, this Proxy Statement.

ELS’ commitment to sustainability embraces a holistic approach which aims to support our business model, minimize our environmental impact, maintain a safe and healthy workplace and uphold a high standard of business ethics and conduct. We understand the value of continuing to focus on sustainable practices and the highest standard of business ethics and practices, as they are critical to our overall success and building long-term stakeholder value. With approximately 9,700 forested acres and 4,600 acres of wetland in our portfolio, we are committed to maintaining biodiversity across our portfolio and operating assets that are connected to their local and natural environments. As a result, the consideration of environmental factors has always been part of our culture in the daily operation of our business. In 2023, ELS completed our pledge with American Forests to plant 100,000 trees through the Resilient Forests program, which aims to conserve and restore forests across North America, particularly in several essential ecosystems needing to be reforested.
With a dedicated sustainability team, we are committed to incorporating ESG principles into our business operations in collaboration with department heads. Our Environmental, Social and Governance Taskforce (“ESG Taskforce”) supports our on-going commitment to environmental, social, governance and other public policy matters relevant to us (collectively “ESG matters”). Led by the sustainability team and overseen by our Executive Vice President and Chief Operating Officer, the ESG Taskforce is comprised of a cross-functional team of employees from asset management, investor relations, compliance, communications, operations, marketing, risk management, financial reporting, legal, human resources, tax and IT that assists Company management and the Board in:

✓ Setting general strategy and objectives relating to ESG matters;
✓ Developing, implementing and monitoring initiatives and policies based on that strategy;
✓ Overseeing communications with employees, investors and stakeholders with respect to ESG matters; and
✓ Monitoring and assessing risks and opportunities relating to, and improving the Company's understanding of, ESG matters.
On a quarterly basis, the ESG Taskforce reports on ESG matters to the Compensation, Nominating and Corporate Governance Committee (the "Compensation Committee") of the Board and senior management. The Compensation Committee is responsible for the review of our ESG strategy, initiatives and policies. Additionally, the Audit Committee is responsible for the discussion and review of policies with respect to risk assessment and risk management, including, but not limited to, human capital, climate, cybersecurity and other ESG risks. The Strategic Planning Committee further assists the Board in assessing ESG strategies. Quarterly committee meetings with the Board include briefings from management regarding a wide variety of strategic initiatives, including ESG related matters.

CORPORATE GOVERNANCE
Governance Policies, Code of Ethics and Committee Charters
The Board regularly evaluates the Company's corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company's Guidelines on Corporate Governance, as amended. The Company's Guidelines on Corporate Governance require that a majority of the Directors be independent within the meaning of New York Stock Exchange ("NYSE") standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol "ELS." The Company has also adopted a Business Ethics and Conduct Policy, which applies to all Directors, officers and employees of the Company. We will disclose on our website any amendment to, or waiver of, any provision of the Business Ethics and Conduct Policy applicable to our Directors and executive officers ("Executive Officers") that would otherwise be required to be disclosed under the rules of the Securities and Exchange Commission ("SEC") or NYSE.
Our Guidelines on Corporate Governance include a Director resignation policy, whereby an incumbent Director who fails to receive a majority of the votes cast in an uncontested election is expected to submit his or her resignation. If an incumbent Director fails to receive such a majority vote and tenders his or her resignation, the Compensation Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended, taking into account any information that it considers appropriate and relevant, including the circumstances that led to the failure to receive the vote, if known. The Board will act on the tendered resignation within ninety (90) days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the SEC or other public announcement. Our Guidelines on Corporate Governance also provide that the Compensation Committee will have oversight with respect to executive officer succession planning and management development plans.

Key Corporate Governance Documents
Please visit the Company's website at www.equitylifestyleproperties.com in the investor relations section under "Corporate Governance" or "Sustainability" to view the following documents:
● Company Charter
● Company Bylaws
● Guidelines on Corporate Governance
● Business Ethics and Conduct Policy
● Audit Committee Charter
● Compensation, Nominating and Corporate Governance Committee Charter
● Environmental, Social and Governance Policy

● Political Contributions Policy
● Human Rights and Labor Rights Statement
● Vendor Code of Conduct
● Anti-Corruption Compliance Policy
● Economic Sanctions & Anti-Money Laundering Laws Compliance Policy
● Compensation Recovery Policy

These documents are also available free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing our Company's Investor Relations Department at investor_relations@equitylifestyle.com. No information contained on the Company's website is part of or incorporated into this Proxy Statement.

Board and Committee Self-Evaluation Process
On an annual basis, a Board evaluation process is completed whereby the Board's Lead Director (the "Lead Director"), Philip Calian, conducts interviews independently with each Director. The evaluation process includes an assessment of the performance of the Board and each Board committee as a whole and individual Directors, with a focus on areas such as independence and objectivity, meeting attendance, participation and input, knowledge and expertise, insightfulness and forethought, preparation and commitment to improvement. The Lead Director discusses the results of these evaluations with the Directors individually as necessary and with the Board and each Board committee as a whole.

Engaging with Our Stakeholders
We place great importance on consistent dialogue with all our stakeholders, including stockholders, employees, customers and members of the communities that we serve. We regularly engage in discussions with, and provide comprehensive publicly-available information for, constituents interested in our strategy, performance, governance, citizenship, stewardship and environmental compliance. We are receptive to stakeholder input, and we are committed to transparency and proactive interactions.
We maintain an active dialogue with our investors, which includes meetings with investors and regular participation in investor conferences. Management periodically discusses feedback, including key themes and insights gained from our investor outreach at Board and Board committee meetings, as appropriate. Additionally, the Compensation Committee takes into consideration the results of the annual advisory vote on the Company's executive compensation. At the 2023 annual meeting of stockholders, 91.6% of all the votes cast approved the compensation program described in the proxy statement for the 2023 annual meeting of stockholders. The average for all REITs was 88.9%. Although each Director is encouraged to attend each annual meeting of stockholders, the Board has no formal policy with respect to such attendance. Nine of ten Directors in office as of the date of the 2023 annual meeting of stockholders attended that virtual stockholder meeting.
Stockholder Communications with the Board
The Board's Lead Director is Mr. Calian who, as an independent Director, acts in the lead capacity to coordinate with the other independent Directors, consults with our Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management Directors, advises executive management regarding strategy and performs such other functions as the Board may direct. Through his experience as a founder of a private equity firm, former CEO of a publicly traded company, member of private company boards and as a managing member of various companies, Mr. Calian has proven leadership ability and brings to the Board the skills necessary to be Lead Director. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Lead Director, who will receive all such communications on behalf of the Board or the non-management Directors.
Communications may be confidential or anonymous, and may be submitted in writing or by email to:
Lead Director, c/o Corporate Secretary
Equity LifeStyle Properties, Inc.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606
Email: Investor_Relations@equitylifestyle.com
All communications will be received and processed by our Corporate Secretary, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management Directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.

Non-Management Directors' Executive Sessions
Executive sessions of the Company's non-management Directors are scheduled in connection with regularly scheduled meetings of the Board and are held without management present. Executive sessions may also be held at such other times as requested by the non-management Directors. The Lead Director presides at these executive sessions. During the year ended December 31, 2023, the non-management Directors held four executive sessions.
Many regular quarterly Board committee meetings include educational briefings from management regarding a wide variety of strategic initiatives. The Company also provides an orientation program for new Directors, which includes an overview of duties and our corporate governance policies, as well as one-on-one sessions with each member of executive management on the Company's strategy and industry.
Board Leadership Structure
The Company has separated the positions of chairman of the board and chief executive officer since 1996. Thomas Heneghan currently serves as Chairman of the Board, and Marguerite Nader currently serves as our President and Chief Executive Officer ("CEO") and is a member of the Board. Mr. Heneghan was appointed Chairman of the Board on May 18, 2023 upon the passing of Mr. Samuel Zell.
Mr. Calian, an independent Director, serves as the Board's Lead Director as discussed above. The Board has determined that this leadership structure is appropriate as it allows the CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Management Development and Succession Planning
The Board's goal, through the oversight of the Compensation Committee, is to have an ongoing program for executive leadership development and succession for executive management. As reflected in the Guidelines on Corporate Governance, the Compensation Committee is responsible for overseeing the preparation of executive succession and management development plans tailored to reflect the Company's current business strategy and vision. The Compensation Committee and the CEO review these succession plans for senior management at least annually and report to the Board on these plans. The succession plan involves creating profiles of ideal candidates and selecting successors expected to fit the needs of the Company over time. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events.
Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic, environmental and regulatory risks, and others such as the impact of competition, cybersecurity, data privacy and weather conditions. The Company believes one way to manage risk is to maintain balance sheet flexibility and evaluate major capital items, including the dividend policy, debt policy, acquisitions and dispositions, and equity and debt issuances, in light of the potential impact on financial flexibility. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed.
The Board believes that establishing the right "tone at the top" and full and open communications between management and the Board are essential for effective risk management and oversight. Our CEO meets quarterly with Board committee chairpersons, updating them on a variety of matters, including risk management and related controls. Our CEO also meets monthly with our Lead Director. Our Executive Officers attend each quarterly Board meeting and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. At the quarterly Board meetings, the Board receives presentations from our Executive Officers on strategic matters involving the Company's operations. Our Executive Officers also attend Strategic Planning Committee meetings and Audit Committee meetings and report on relevant topics.
While the Board is ultimately responsible for risk oversight at the Company, our four Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Board of Directors
Oversees the Company's most significant risks and ensures that management responds with appropriate strategic and tactical mitigation plans.

Board Committees
Audit	Compensation, Nominating and Corporate Governance	Executive	Strategic Planning
..............................................… Oversees Risk Related to ..................................................
•Financial Reporting •Internal Controls •Compliance with Legal & Regulatory Requirements •Risk Assessment and Risk Management •Insurance Coverage •Interest Rates •Cybersecurity •Human Rights •ESG	•Compensation Policies & Programs •Board Organization, Membership & Structure •Succession Planning •Corporate Governance •ESG	•Property Acquisitions •Property Dispositions •Financing of Investments	•Company Strategy •Strategic Initiatives •Capital Planning and Investment •ESG
Cybersecurity
The Board, in coordination with the Audit Committee, oversees the management of risks from cybersecurity threats, including the policies, standards, processes and practices that the Company's management implements to address risks from cybersecurity threats. The Board and the Audit Committee each receive regular presentations and reports on cybersecurity risks, and the Board and the Audit Committee receive prompt and timely information regarding any cybersecurity incident that meets established reporting guidelines. Decisions regarding the disclosure and reporting of such incidents are made by management in a timely manner. The Audit Committee regularly interacts with the Company's enterprise risk management function, the Company's Vice President of Information Technology, other members of management and relevant management committees, including the Company's Security Advisory Board and Security Incident Response Team ("SIRT").
The SIRT is comprised of a cross-functional team of employees from compliance, IT, investor relations, communications, risk management, financial reporting, legal and human resources and directs the mitigation and remediation of security incidents. The Company's Security Advisory Board ("SAB") is comprised of members of the executive management team, is responsible for identifying SIRT members and has oversight of the SIRT team. Additional information relating to the Company's approach to cybersecurity risk management, strategy and governance is contained in the Company's 2023 Form 10-K.
Securities Hedging and Pledging
The Company's Policy on Securities Trading provides that our directors and officers and their respective family members are prohibited from engaging in hedging transactions and from pledging our stock.

Compensation Recovery Policy
In 2023, upon the Compensation Committee’s recommendation, the Board adopted a new compensation recovery policy (the "Compensation Recovery Policy") in accordance with Rule 10D-1 of the Exchange Act and applicable NYSE listing standards enacted in 2023. The Compensation Recovery Policy provides the Company will recover reasonably promptly, from all Executive Officers, the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the applicable U.S. securities laws. The Company’s Compensation Recovery Policy is filed with the SEC as an exhibit to its 2023 Form 10-K.
Political Contributions Policy
The Company has a robust policy governing political expenditures. Under the policy approved by the Board, any political spending by the Company must be legitimately linked to the Company's business purposes and strategic intent, approved by the Chief Executive Officer, and reviewed annually by the Compensation Committee. The policy is available on the Company's website at www.equitylifestyleproperties.com in the investor relations section under "Corporate Governance."
Committees of the Board; Meetings
During the year ended December 31, 2023, the Board held four meetings. Each of the Directors attended at least 75% of the total number of meetings of the Board and meetings of the Board committees of which he or she was a member. The members of the Board committees are elected by the Board each year at the Board meeting that is held after the annual meeting of stockholders.
The four standing committees of the Board are: Audit Committee, Compensation, Nominating and Corporate Governance Committee, Executive Committee and Strategic Planning Committee. The Board has determined that each member of the Audit Committee and Compensation Committee is an "independent" Director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee and Compensation Committee each are governed by a charter which generally states the purpose of the committee and outlines the committee's structure and responsibilities. These charters are available on our website at www.equitylifestyleproperties.com in the investor relations section under "Corporate Governance." The current membership information for our Board committees is presented below.

Executive Committee

Members: Thomas Heneghan (Chair) Philip Calian
•Authorizes the acquisition, disposition and financing of investments by the Company (including the issuance of additional units of limited partnership ("OP Units") in MHC Operating Limited Partnership (the "Operating Partnership")), in each case, below certain thresholds set by the Board, without the need for further Board approval.
•Authorizes contracts and agreements, including those related to the borrowing of money by the Company, in each case, below certain thresholds set by the Board, without the need for further Board approval.
•Advises executive management regarding strategy.

Audit Committee

Members: Philip Calian (Chair) Derrick Burks David Contis Scott Peppet
•Engages our independent registered public accounting firm ("Independent Accountants").
•Reviews with our Independent Accountants the plans for and results of the audit engagement.
•Approves professional services provided by our Independent Accountants.
•Reviews the independence of our Independent Accountants.
•Reviews the adequacy of the Company’s internal accounting controls and accounting and reporting practices and assesses the quality and integrity of our audited financial statements.
•Establishes procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters.
•Reviews policies with respect to risk assessment and risk management, including, but not limited to, insurance coverage, interest rate risk management, cybersecurity, human rights and ESG.
•Reviews compliance with financial, legal, tax and regulatory requirements.
•All members meet the independence, experience and financial literacy requirements of the NYSE and SEC.
•All members are designated by the Board as "audit committee financial experts" in accordance with SEC regulations.
•The "Audit Committee Report" is included herein.

Meetings in 2023: 10

Compensation, Nominating and Corporate Governance Committee

Members: David Contis (Chair) Philip Calian Constance Freedman Sheli Rosenberg
•Determines compensation for our NEOs and exercises the powers of the Board in connection with compensation matters, including incentive compensation and benefit plans.
•Receives recommendations regarding executive compensation from our CEO and considers these recommendations in determining appropriate compensation plans.
•Does not delegate its authority in regard to establishing executive compensation.
•Authorizes grants of stock awards under our equity compensation plans.
•Recommends for approval by the Board all stock award grants to independent Directors.
•Develops and recommends to the Board succession plans for the CEO and other senior executive officers.
•Identifies and recommends qualified individuals to become Directors.
•Develops and recommends the Guidelines on Corporate Governance applicable to the Company.
•Reviews ESG strategy, initiatives and policies.
•Recommends to the Board Director nominees for each committee of the Board.
•Directs the Board in an annual review of its performance.
•All members meet the independence requirements of the NYSE.
•The "Compensation Committee Report" is included herein.

Meetings in 2023: 5

Strategic Planning Committee

Members: Thomas Heneghan (Chair) Andrew Berkenfield Constance Freedman Scott Peppet
•Sets specific broad strategic goals for the executive team that are re-assessed on an annual basis.
•Meets with the Executive Officers to discuss and evaluate the progress with respect to these strategic goals.
•Reviews strategy and progress on initiatives related to:
◦technology and innovation;
◦capital planning, development, acquisitions and investments;
◦utilities and energy;
◦legal proceedings;
◦property and casualty insurance;
◦ESG; and
◦any other matters which may impact the overall strategy of the Company.
•All members meet the independence requirements of the NYSE.

Meetings in 2023: 3

Board Composition, Refreshment and Diversity
Nominees for Director are selected by the Compensation Committee, which will consider nominees recommended by stockholders. If you wish to recommend a person who you consider qualified to serve on the Board, you must give written notice to our Corporate Secretary in accordance with the requirements described in the "Stockholder Proposals for the 2025 Annual Meeting" section of this Proxy Statement. This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of Directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder, (iv) the written consent of each nominee to serve as a Director if so elected, and (v) such other additional information as required pursuant to the Company's Bylaws. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee. For the upcoming Annual Meeting, the Compensation Committee did not receive any recommendations for nominees from stockholders.
The Compensation Committee identifies nominees for Director from various sources. In assessing potential Director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All Director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a Director effectively and should be committed to serving on the Board for an extended period of time. The Compensation Committee considers diversity in identifying and evaluating Director nominees. The Compensation Committee strives to nominate Directors with a variety of complementary skills so that, if elected, the Board will contain the appropriate mix of diversity in background and experience to oversee the Company's business. Based on referrals and recommendations, and after a comprehensive review of the candidate's abilities and qualifications, the Compensation Committee recommended appointing Radhika Papandreou. The Board approved this recommendation and elected Ms. Papandreou to the Board, effective February 6, 2024.

Executive Officers' Biographical Information
See "Compensation Discussion and Analysis - Executive Officers' Biographical Information" of this Proxy Statement for the biographical information for each of our Executive Officers.
Stockholder Right to Amend the Bylaws
Stockholders have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of our Bylaws and to adopt new Bylaws, except that the stockholders shall not have the power to alter or repeal Article XIV or adopt any provision of the Bylaws inconsistent with Article XIV without the approval of the Board.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Independence of Directors
Pursuant to the Company's Guidelines on Corporate Governance, which require that a majority of our Directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of Directors nominated for reelection at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each Director or any member of his or her immediate family and the Company, including those reported under the "Certain Relationships and Related Transactions" section of this Proxy Statement. As provided in the Guidelines on Corporate Governance, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.
As a result of this review, the Board affirmatively determined that all the Directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of our President and CEO, Marguerite Nader. The Board determined that none of the independent Directors has or had a material relationship with the Company other than being a Director and/or a stockholder of the Company.
The Board specifically considered Mr. Heneghan's role as former CEO of the Company and determined that this role did not hinder Mr. Heneghan's independence within the meaning of the NYSE listing standards.
Nominee Information, Qualifications, Skills and Experience
You are being asked to vote on the election of nine Director nominees listed below. The Company's Charter currently provides for the annual election of all Directors. All nominees are presently Directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Name & Primary Occupation	Age	Director Since	Independent	Audit	Compensation, Nominating & Corporate Governance	Executive	Strategic Planning
Thomas Heneghan Chairman of the Board Chief Executive Officer of Equity International	60	2004	🔗			★	★
Andrew Berkenfield Partner and Chief Executive Officer of Duncan Channon	58	2020	🔗				●
Derrick Burks Retired Partner, Ernst & Young LLP	67	2021	🔗	●			
Philip Calian Lead Independent Director Founder and Managing Partner of Kingsbury Partners, LLC	61	2005	🔗	★	●	●	
David Contis Principal of Agora Advisors, Inc.	65	2009	🔗	●	★		
Constance Freedman Founder and Managing Partner of Moderne Ventures	48	2017	🔗		●		●
Marguerite Nader President and Chief Executive Officer of Equity LifeStyle Properties, Inc.	55	2013					
Radhika Papandreou Managing Partner of Korn Ferry	48	2024	🔗				
Scott Peppet President and Senior Managing Director of Chai Trust	54	2018	🔗	●			●

🔗 Independent Director ★ Chairperson ● Member

In addition to each Director nominee's qualifications, skills and experience outlined in their biographical data below, the Company's Board looked for certain attributes in each of the Director nominees and based on these attributes, concluded that each Director nominee should serve on the Board. The Board does not require that the Director nominees possess each attribute, but rather the Board is looking for a mix of attributes among the Directors.
The following table shows the attributes of each Director nominee.

Nominees' Biographical Information
Mr. Heneghan has been Chairman of the Board since May 2023, was Vice Chairman of the Board from 2018 to 2023, and was Co-Vice Chairman from 2013 to 2018. Mr. Heneghan has been chief executive officer of Equity International, a private investment firm focused on real estate-related companies, since February 2013. Mr. Heneghan was Chief Executive Officer of the Company from January 2004 to February 2013 and President of the Company from February 2011 to May 2012. He was also President of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. He was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. Mr. Heneghan has been a director of Farmland Partners Inc., a publicly traded real estate company that owns and seeks to acquire high-quality North American farmland, since December 2020. He is a senior managing director of Chai Trust.
Mr. Berkenfield has been a partner and the chief executive officer of Duncan Channon, a nationally acclaimed, independent advertising agency, since January 2009. Mr. Berkenfield joined Duncan Channon in January 2000 as the agency’s general manager. Prior to 2000, Mr. Berkenfield held senior positions at Foote, Cone & Belding, a global advertising agency, and Lintas: NY, an advertising communications company.
Mr. Burks was a partner at Ernst & Young, LLP, a public accounting firm, from 2002 until his retirement in 2017 and served as the managing partner of the Indianapolis office from 2004 to 2017. Mr. Burks was employed by Arthur Andersen, a public accounting firm, from 1978 to 2002, where he served for three years as the managing partner of the Indianapolis office. Mr. Burks has been a director of Duke Energy, a publicly traded electric power holding company, since March 2022. Mr. Burks has been a director of Kite Realty Group Trust, a publicly traded shopping mall REIT, since 2021. Mr. Burks was a director of Vectren Corporation, a publicly traded regional energy company, from 2017 until the time of its sale in 2019 and was a member of its audit committee and finance committee. Mr. Burks’ business experience spans small businesses, large international corporations and public companies. He has extensive merger and acquisition, capital markets, enterprise risk and SEC expertise. Throughout his career he has served companies in various industries, including energy, manufacturing, mass merchandising and logistics with a focus for more than 25 years in real estate (REITs).

Mr. Calian has been the Board's Lead Director since 2019. Mr. Calian has been founder and managing partner of Kingsbury Partners LLC since January 2002. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses. Mr. Calian also served as operating partner of Waveland Investments LLC, a Chicago-based private equity firm with committed equity capital, from July 2003 until December 2019. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a publicly traded travel and leisure company, from 1995 until 2002. Mr. Calian is managing member of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock and hardware manufacturer; and Lewis County Press, LLC, a community newspaper publisher. Mr. Calian is a member of the board of directors of CC - Development Group, Inc., a private owner and operator of senior living communities.
Mr. Contis has been a principal of Agora Advisors, Inc., which provides consulting services to domestic and international real estate and retail companies, since May 2017. Mr. Contis was president - mall platform and senior executive vice president of Simon Properties Group, Inc., a publicly traded retail REIT, from May 2011 to May 2017. Mr. Contis was president of real estate for EGI from November 2006 to May 2011. He was executive vice president and chief operating officer of The Macerich Company, a publicly traded shopping center REIT, from May 1997 to October 2006. Mr. Contis was employed in various capacities by affiliates of EGI from 1980 to 1997, including as vice chairman, executive vice president and chief operating officer of Equity Properties & Development L.P., from 1992 to 1997. Mr. Contis has been a director of CBL Properties, a publicly traded retail REIT, since 2021 and currently serves as chairman of the board and as a member of the audit committee and previously served as a member of the compensation committee. He served on the board of directors of BRMalls, Brazil’s largest shopping center company from 2008 to 2011. Mr. Contis was a director and served as a member of the board of directors, compensation committee and audit committee of Dundee Realty Corp., a Canadian-based real estate company, from 1997 to 2003. Mr. Contis is an advisor to Equity International. He is a senior managing director of Chai Trust. Mr. Contis is a director and serves on the Investment Committee of Acosta Verde, which owns and operates shopping centers in Mexico and is listed on the Mexican Stock Exchange.

Ms. Freedman is the founder and managing partner of Moderne Ventures, an early-stage investment fund she founded in 2015 that is focused on technology companies in and around real estate, finance, insurance and home services. Prior to Moderne Ventures, Ms. Freedman was the vice president of strategic investments for the National Association of Realtors where she launched the investment fund Second Century Ventures in 2008 and founded REach, its technology accelerator, in 2012.
Ms. Nader has been President and CEO of the Company since February 2013. She was President and Chief Financial Officer from May 2012 to October 2012 and Executive Vice President and Chief Financial Officer from December 2011 to May 2012. Ms. Nader was Executive Vice President - New Business Development from February 2011 to December 2011. She was Executive Vice President - Sales and Marketing from February 2009 to February 2011. Ms. Nader was Senior Vice President of New Business Development from January 2007 to February 2009. She was Vice President of New Business Development from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management from January 1998 to January 2001. She has been employed with the Company since 1993. Ms. Nader has been a director of Ventas, a publicly traded healthcare REIT since 2020 and serves on the Audit Committee and Nominating, Governance and Corporate Responsibility Committee. Ms. Nader was a trustee of Liberty Property Trust, a publicly traded industrial REIT, from June 2017, until its sale in 2020. Ms. Nader served as the National Association of Real Estate Investment Trust's ("NAREIT") 2022 chair and currently serves on NAREIT's executive board.
Ms. Papandreou has been managing partner for Korn Ferry’s Chicago office since 2021 and previously served as senior client partner from 2019 to 2021. Ms. Papandreou specializes in executive and board placements and has managed large-scale client projects including bankruptcies, turnarounds, spin-offs and mergers and acquisitions. In addition, Ms. Papandreou leads Korn Ferry’s North American travel, hospitality and leisure practice and is a core member within the Korn Ferry board and CEO Services practice. Ms. Papandreou was employed by an executive search firm from 2016 to 2019, where she was managing director and global head of its hospitality and leisure practice and a core partner within the board practice. From 1998 to 2016, Ms. Papandreou held various positions in the investment banking industry.

Mr. Peppet is president of Chai Trust. Before joining Chai Trust, Mr. Peppet was a Professor of Law at the University of Colorado Law School for nearly 20 years. Mr. Peppet is an advisor to Equity International. Mr. Peppet was a director of Anixter International Inc., a publicly traded global provider of communications, security, and wire cable products, from 2014 until its sale in June 2020. Mr. Peppet is the son-in-law of the late Mr. Samuel Zell, who served as Chairman of the Board until May 2023. Mr. Peppet has been involved in entrepreneurial-related philanthropic ventures sponsored by the Zell Family Foundation, including the Zell Lurie Institute for Entrepreneurial Studies at the University of Michigan Ross School of Business, the Zell Fellows Program at Northwestern University's Kellogg School of Management and the Zell Entrepreneurship Program at Reichman University in Israel. Mr. Peppet brings experience in contracts, negotiations, complex transactions, legal ethics, privacy law and technology to the Board along with an outstanding record of leadership and extensive experience in the legal field.

Director Compensation
The following table includes compensation information for the year ended December 31, 2023 for each non-executive Director.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Andrew Berkenfield	65,000	107,456	—	—	—	172,456
Derrick Burks	65,000	112,489	—	—	—	177,489
Philip Calian	65,000	194,917	—	—	—	259,917
David Contis	65,000	132,483	—	—	—	197,483
Constance Freedman	65,000	—	137,820	—	—	202,820
Thomas Heneghan	65,000	139,965	—	—	—	204,965
Radhika Papandreou (4)	—	—	—	—	—	—
Scott Peppet	65,000	119,970	—	—	—	184,970
Sheli Rosenberg (5)	65,000	107,456	—	—	—	172,456
Samuel Zell (6)	24,821	3,192,457	—	—	—	3,217,278
(1)    For 2023, the Company paid each of its non-executive Directors an annual fee of $65,000, except for Mr. Zell who received a prorated fee.
(2)    These amounts reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718 "Stock Compensation" ("FASB ASC 718"), related to grants of restricted stock and options to purchase shares of Common Stock made in 2023.
Refer to Note 2. "Summary of Significant Accounting Policies" and Note 13. "Equity Incentive Awards," in the Notes to the Consolidated Financial Statements included in the Company's 2023 Form 10-K for the relevant assumptions used to determine the valuation of our restricted stock and stock option awards.
The Board historically has approved an annual award of Restricted Stock (as defined below) to non-executive Board members in conjunction with their re-election at the annual meeting of stockholders. On April 25, 2023, upon recommendation of the Compensation Committee, the Board approved the following awards of Restricted Stock to non-executive Directors then in office. Each recipient was allowed to take these shares as stock options (as defined below) equal to five times the number of shares of Restricted Stock that would have been awarded. All shares were granted at a per share price of $68.01, the NYSE closing price of the Company’s Common Stock on April 25, 2023. The number of shares of Restricted Stock awarded was determined by dividing the dollar value of the award by the closing price of the Company's Common Stock on the grant date or $68.01.
•The following Directors: (i) the former Chairman of the Board, (ii) the Audit Committee Chairperson and Lead Director, (iii) the Compensation Committee Chairperson, and (iv) the Executive Committee Chairperson and Strategic Planning Committee Chairperson each received an award of Restricted Stock for their services rendered in such capacity in 2023. Each recipient elected to take their award as Restricted Stock.
Compensation of the former Chairman of the Board: Mr. Zell was awarded shares of Restricted Stock valued at $3,085,000 for services rendered as Chairman of the Board for 2023. Accordingly, Mr. Zell was awarded 45,361 shares of Restricted Stock. The Compensation Committee determined that Mr. Zell's compensation in consideration of his employment as Chairman of the Board was appropriate and in the best interests of our Company and our stockholders given his ongoing extraordinary contributions to the Company. Mr. Zell's financial acumen, extensive investment and management experience, business and strategic expertise and network of resources across the real estate industry provided significant benefits and unique opportunities to the Company and the Board. Mr. Zell brought a well-recognized brand value to the Company from his more than fifty years of experience in the real estate business and his unparalleled role in the evolution of the REIT industry. Mr. Zell had regular interactions with the Company's executive management team, including with respect to operational strategy, acquisition opportunities and balance sheet management. In addition, Mr. Zell had a distinguished track record and reputation for successfully leading companies with a focus on corporate governance and proper alignment of management and stockholder interests.
Mr. Calian, Mr. Heneghan and Mr. Contis were each awarded shares of Restricted Stock for services rendered as Committee Chairpersons valued at $40,000, $40,000 and $20,000, respectively. In addition, Mr. Calian was awarded shares of Restricted Stock valued at $40,000 for services rendered as Lead Director. Accordingly, Mr. Calian, Mr. Heneghan and Mr. Contis were awarded 1,176, 588 and 294 shares of Restricted Stock, respectively.
One-third of these shares of Restricted Stock will vest on April 25, 2024, one-third will vest on April 25, 2025, and one-third will vest on April 24, 2026.
•With the exception of the Committee Chairpersons, each member of the Audit Committee received an award of 184 shares of Restricted Stock valued at $12,500 and each member of the Compensation Committee, the Executive Committee and the Strategic Planning Committee received an award of 110 shares of Restricted Stock valued at $7,500 for their services on their respective Committees in 2023. Ms. Freedman elected to take these shares as stock options and received an award of 1,100 stock options. These shares of Restricted Stock and stock options will vest 100% on April 25, 2024.
•Each non-executive Director received an award of Restricted Stock for their services rendered as a Director during 2023. With the exception of Ms. Freedman, each recipient elected to take this award as Restricted Stock. Mr. Berkenfield, Mr. Burks, Mr. Calian, Mr. Contis, Mr. Heneghan, Mr. Peppet, Ms. Rosenberg and Mr. Zell each received an award of 1,470 shares of Restricted Stock valued at $100,000. Ms. Freedman elected to take these shares as stock options and received an award of 7,350 stock options. One-third of these shares of Restricted Stock and stock options vested on October 25, 2023, one-third will vest on April 25, 2024 and one-third will vest on April 25, 2025.
As of December 31, 2023, each non-executive Director had the following unexercised stock options and unvested Restricted Stock awards outstanding:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested
Andrew Berkenfield	15,305	—	1,508
Derrick Burks	—	—	1,582
Philip Calian	—	—	3,852
David Contis	—	—	2,141
Constance Freedman	24,540	8,090	—
Thomas Heneghan	—	—	2,516
Radhika Papandreou	—	—	—
Scott Peppet	—	—	1,692
Sheli Rosenberg	—	—	1,508
(3)    During the year ended December 31, 2023, Directors did not receive any perquisites or other compensation. The Company reimburses the Directors for travel expenses incurred in connection with their activities on behalf of the Company.
(4)    Ms. Papandreou joined the Board effective February 6, 2024; therefore, she did not receive any Director compensation for 2023.
(5)    On February 6, 2024, Ms. Rosenberg informed the Board that she would not stand for reelection at the Company's Annual Meeting.
(6)    Mr. Zell passed away in May 2023.
Vote Required
A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.
Board Recommendation
The Board unanimously recommends that you vote "FOR" each of the nine nominees for director to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that the stockholders ratify the selection of Ernst & Young, LLP ("Ernst & Young") as the Company's Independent Accountants for the fiscal year ending December 31, 2024. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee, at its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. There have been no disagreements between the Company and Ernst & Young relating to accounting procedures, financial statement disclosures or related items. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The following table provides information relating to the fees billed or expected to be billed to the Company by Ernst & Young for the years ended December 31, 2023 and 2022:

	2023	2022
Audit Fees(1)	$1,376,450	$1,467,900
Audit-Related Fees(2)	$55,900	$54,250
Tax Fees(3)	$84,500	$57,100
All Other Fees	$—	$—
(1)    Audit fees consist of fees for the audit of the Company's financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act and for reviews of financial statements included in the Company's Quarterly Reports on Form 10-Q.
(2)    Audit-Related Fees consist primarily of fees for services provided to assist the Company with attestation services related to audits of subsidiaries and benefit plans and other accounting consultations.
(3)    Tax fees consist of professional services rendered for tax compliance, tax advice and tax planning.
Auditor Independence. The Audit Committee has determined that the Independent Accountants' provision of the non-audit services described above is compatible with maintaining the Independent Accountants' independence.
Policy on Pre-Approval. The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissible non-audit services provided by the Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals pursuant to policies and procedures established by the Audit Committee. All services provided by Ernst & Young in 2023 were pre-approved by the Audit Committee.
Vote Required
The affirmative vote of a majority of the votes cast by stockholders of record is necessary to ratify the selection of Ernst & Young.
Board Recommendation
The Board unanimously recommends that you vote "FOR" ratification of the selection of Ernst & Young as the Company's Independent Accountants for the year ending December 31, 2024.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board is composed of four Directors, each of whom the Board has determined meets the independence and financial literacy requirements of the NYSE and Rule 10A-3 under the Exchange Act. In addition, the Board has determined that each of these four Directors qualifies as an "audit committee financial expert" as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.
The Audit Committee oversees the Company’s financial reporting and enterprise risk processes on behalf of the Board. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board, which is posted on the Company's website. In accordance with this charter, the Audit Committee oversees the accounting, auditing, financial reporting, and risk management practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable independence standards, including rules of the SEC and the NYSE. The Audit Committee has also established procedures for processing complaints received from employees regarding internal control, accounting and auditing matters. The Audit Committee held ten meetings during 2023.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s 2023 Form 10-K with the Company's management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.
The Independent Accountants are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee reviewed with the Independent Accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by standards of the Public Company Accounting Oversight Board ("PCAOB"), rules of the SEC and other applicable regulations. In addition, the Audit Committee has discussed independence with the Independent Accountants. These discussions included the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the written disclosures and the letter from the Independent Accountants required by the PCAOB regarding the Independent Accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered the compatibility of non-audit services provided to the Company by the Independent Accountants with the Independent Accountant’s independence.
The Audit Committee discussed with the Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their audit; their evaluation of the Company's internal controls, including internal control over financial reporting; and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management's assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2023 Form 10-K for filing with the SEC. The Audit Committee and the Board have recommended that stockholders ratify the selection of Ernst & Young as the Company’s Independent Accountants for the year ending December 31, 2024.

    Respectfully submitted,

Philip Calian, Chair
Derrick Burks
David Contis
Scott Peppet

COMPENSATION DISCUSSION AND ANALYSIS

Executive Officers' Biographical Information
For information with respect to Ms. Nader, please refer to the "Nominees' Biographical Information" section of this Proxy Statement. All of our Executive Officers are NEOs.
Paul Seavey - Executive Vice President and Chief Financial Officer
Mr. Seavey, 55, has been Executive Vice President and Chief Financial Officer of the Company since February 2020. He was Executive Vice President, Chief Financial Officer and Treasurer from January 2014 to February 2020. Mr. Seavey was Senior Vice President, Chief Financial Officer and Treasurer from October 2012 to January 2014; Senior Vice President of Finance and Treasurer from May 2012 to October 2012; Senior Vice President and Treasurer from December 2011 to May 2012; Vice President of Financial Planning and Treasurer from January 2009 to December 2011; and Vice President of Financial Planning from December 2001 to January 2009. Mr. Seavey has been employed with the Company since 1994.
Patrick Waite - Executive Vice President and Chief Operating Officer
Mr. Waite, 57, has been Executive Vice President and Chief Operating Officer of the Company since January 2015. He was Executive Vice President - Property Operations from January 2014 to January 2015 and Senior Vice President of Operations from February 2013 to January 2014. Prior to joining the Company, Mr. Waite was senior vice president of asset management at American Residential Communities, a private operator of manufactured housing communities, from January 2010 through January 2013. He was vice president of Riverside Communities, a manufactured home community affiliate of Helix Funds LLC, from August 2004 to January 2010. Mr. Waite co-founded Continental Communities, a private operator of manufactured home communities, and managed its acquisition program from 1997 to 2001. Mr. Waite was the Director of Acquisitions for the Company from 1993 to 1997.
David Eldersveld - Executive Vice President, Chief Legal Officer and Corporate Secretary
Mr. Eldersveld, 50, has been Executive Vice President, Chief Legal Officer and Corporate Secretary since February 2021. He was Executive Vice President, General Counsel and Secretary from June 2015 to February 2021. Prior to joining the Company, Mr. Eldersveld held various senior management positions at Tribune Company where he worked from 2005 through 2013, including serving as executive vice president, general counsel and corporate secretary from July 2011 to January 2013 and senior vice president, general counsel and corporate secretary from September 2010 to July 2011. From 1999 to 2005, Mr. Eldersveld was an associate at the law firm of Sidley Austin LLP in Chicago, Illinois, where his principal practice areas were mergers and acquisitions, securities and corporate finance and corporate governance.

Executive Summary
The purpose of this Compensation Discussion and Analysis ("CD&A") is to provide stockholders with a description of the Company's executive compensation philosophy, objectives of the Company's compensation program and the material elements of the Company's compensation program for our NEOs.
The Compensation Committee took into account the stockholder advisory vote approving executive compensation at the last annual meeting of stockholders held in April 2023 and incorporated that as one of many factors it considered in connection with the discharge of its responsibilities. 91.6% of all the votes cast at last year's annual meeting of stockholders approved the compensation program described in the proxy statement for the 2023 annual meeting of stockholders. The Compensation Committee believes that this support level demonstrates a strong alignment among our stockholders, the Company's performance, and our executive compensation program and, accordingly, the Compensation Committee did not make any changes to the Company's executive compensation program in response to the 2023 "Say-on-Pay" vote.
The core principle of the Company's executive compensation program for 2023 continued to be pay for performance, and the framework of the executive compensation program includes the governance features discussed below:

What We Do
✓Have a Compensation Committee comprised solely of independent Directors
✓Engaged an independent compensation consultant to advise the Compensation
     Committee on executive compensation matters
✓Have an annual review of the Company's compensation strategy conducted by the
     Compensation Committee that includes a review of compensation-related risk management
✓Have a strong pay for performance compensation philosophy with 61% of the NEOs pay tied solely to performance; therefore aligning the long-term interests of our NEOs with our stockholders
✓Enhance executive retention with time-based, multi-year vesting schedules for equity incentive awards, which comprise a large percentage of total compensation
✓Have performance-based cash bonus compensation
✓Have a Compensation Recovery Policy
✓Have meaningful share ownership guidelines for our Directors and Executive Officers
✓Have a Securities Trading Policy that, among other things, prohibits our Directors and
     Executive Officers from engaging in hedging transactions and from pledging Company shares
✓Have a Business Ethics and Conduct Policy, which all employees must follow

What We Don't Do
X The Company has no employment agreements with NEOs
X There are no compensation incentives that encourage excessive risk taking
X No hedging or pledging of Company shares is allowed under the Securities Trading Policy
X There are no excise tax gross-up in any change in control or other agreements
X There are no excessive perks to our NEOs
X There are no personal benefits to NEOs that are not otherwise available to all employees

The Compensation Committee takes into consideration the overall performance of the Company when establishing the compensation program and determining final payments to the NEOs. This review of overall Company performance is in addition to specific goals and targets that are set for each NEO. We continued our strong performance in 2023.
The following graphs show the Company's Normalized FFO per share of Common Stock, annual dividend per share and related compounded annual growth rates ("CAGR"), historical stock price and Normalized FFO. Normalized FFO is a non-GAAP financial measure. The Company believes that Normalized FFO is generally an appropriate measure of performance of an equity REIT. Appendix A to this Proxy Statement includes the definition of Normalized FFO and a reconciliation of Normalized FFO to net income, the most comparable GAAP measure. Normalized FFO for 2008 through 2021 in the tables below has been revised from our historical presentation to apply the definition that was revised for 2022 and 2023 as further discussed in our 2023 Form 10-K.

Philosophy
The Compensation Committee determines and approves the compensation of the Company's NEOs and guides the Company's overall philosophy towards the compensation of its employees. The Compensation Committee believes that the compensation of the Company's NEOs should be both competitive and based on individual and Company performance. The Compensation Committee believes that the compensation of the NEOs should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of its stockholders. The Compensation Committee consults with the CEO regarding both NEOs and non-executive employee compensation plans and programs, including administering the Company's equity incentive plan. The Compensation Committee has the authority to engage compensation consultants at any time.

In 2022, the Company retained, at the direction of the Compensation Committee, Ferguson Partners as the Compensation Committee's independent outside compensation consultant to provide an independent analysis and recommendation with respect to 2023 executive compensation. Ferguson Partners did not provide any additional services to the Compensation Committee and did not provide any services to the Company other than those it provided to the Compensation Committee described above. The sole role of Ferguson Partners was to advise the Compensation Committee with respect to compensation at the request, and at the direction, of the Compensation Committee. The ultimate determination of total compensation and the elements that comprise total compensation for our NEOs is made solely by our Compensation Committee.
In addition, the Compensation Committee compared the NEOs total compensation to total compensation of comparable executives of the companies in our peer group as obtained from the S&P Global Market Intelligence ("S&P Global") database and the compensation overview in the 2023 NAREIT Compensation Survey.
Objectives of the Compensation Program
The primary objective of the Company's compensation program is to attract and retain highly qualified executives by providing competitive Base Salaries and meaningful Cash Bonus (as defined below) and Equity Compensation (as defined below). In addition, the compensation program is structured to hold the NEOs accountable for the performance of the Company by tying the substantial majority of their annual Cash Bonus and a substantial portion of their Equity Compensation to performance targets. The compensation program is also designed to promote an ownership mentality among the NEOs. The Compensation Committee recognizes that the interests of stockholders are best served by giving our NEOs the opportunity to participate in the appreciation of the Company's Common Stock. The Board has established stock ownership guidelines for each of the NEO positions and Directors. Under these guidelines, all of the NEOs and Directors are required to own a minimum amount of the Company’s Common Stock within four years from their first appointment as an NEO or Director, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an NEO or Director. Such ownership guidelines are as follows: five times the Base Salary for the CEO; three times the Base Salary for each of the other NEOs; and three times the annual retainer for each Director. Hedges and pledges of Common Stock by Directors and NEOs are prohibited by our Securities Trading Policy. With the exception of Ms. Papandreou, who was appointed to the Board in February 2024, each of the Directors and NEOs as of December 31, 2023 currently own shares of Common Stock that exceed the minimum established guidelines.
The following table shows the value of shares of Common Stock of the Company beneficially owned as of the Record Date by each of the NEOs as of December 31, 2023, as a multiple of their 2023 Base Salaries. These individuals have not been awarded stock options.

Name	Shares of Common Stock (1)	Value of Shares Owned ($) (2)	Base Salary ($)	Stock Ownership Value/Base Salary (3)
Marguerite Nader	293,936	20,734,245	641,568	32x
Paul Seavey	180,451	12,729,014	422,686	30x
Patrick Waite	242,585	17,111,946	422,686	40x
David Eldersveld	91,237	6,435,858	422,686	15x
All NEOs as of December 31, 2023	808,209	57,011,063	1,909,626	30x

(1)    Shares of Common Stock beneficially owned as of the Record Date. See the "Security Ownership of Management and Directors" section of this Proxy Statement for more information.
(2)    The value of the total shares beneficially owned as of the Record Date using the Company’s Common Stock closing stock price of $70.54 on December 29, 2023.
(3)    The value of total shares beneficially owned as of the Record Date as compared to such NEO's 2023 Base Salary.
What Our Compensation Program is Designed to Reward
Our compensation program is designed to reward the NEOs for their contributions to the Company and for achieving improvements in the Company's performance during the year. The Compensation Committee deliberately kept Base Salaries at a relatively small percentage of total compensation. This enables the Compensation Committee to reward each NEO’s performance through annual performance based non-equity incentive compensation awards (the "Cash Bonus") and equity incentives such as Restricted Stock awards under our equity incentive plans ("Equity Compensation"). The annual Cash Bonus plan for each NEO is established by the Compensation Committee after a review of performance goal recommendations from the CEO, who receives input on such performance goal recommendations from each NEO. Restricted Stock awards are designed to provide incentives to the NEOs to ensure the successful implementation of long-term strategic goals of the Company and to provide for the retention of such NEOs. Awards of Restricted Stock are determined and approved by the Compensation Committee with input from the CEO.
Peer Group
For compensation decisions in 2023, the Company utilized the same peer group of twelve companies that was used in 2022. When selecting and re-assessing this peer group, the Compensation Committee took into consideration factors including market capitalization, asset class of the peer group REIT, three-year and five-year total returns, dividend yields, compounded annual funds from operations growth rates, and multiples. The following tables show the Company's peer group for 2023 and our one-year, three-year and five-year stockholder returns in comparison to the median and average stockholder returns for the peer group.

Peer Company	REIT Type
American Homes 4 Rent (AMH)	Residential
Apartment Income REIT Corp. (AIRC)	Residential
AvalonBay Communities, Inc. (AVB)	Residential
Camden Property Trust (CPT)	Residential
CubeSmart (CUBE)	Self-Storage
Equity Residential (EQR)	Residential
Essex Property Trust, Inc. (ESS)	Residential
Extra Space Storage Inc. (EXR)	Self-Storage
Invitation Homes Inc. (INVH)	Residential
Mid-America Apartment Communities, Inc. (MAA)	Residential
National Storage Affiliates Trust (NSA)	Self-Storage
UDR, Inc. (UDR)	Residential

Total Stockholder Returns (1)
	One-Year	Three-Year	Five-Year
ELS	12.20%	19.40%	62.50%
ELS Annualized	12.20%	6.10%	10.20%
Peer Group Median Annualized	16.70%	6.40%	10.50%
Peer Group Average Annualized	11.60%	7.30%	9.40%
(1)    TSR is calculated based on the stock price appreciation and dividends paid to show the total return to a stockholder over a period of time. TSR assumes dividends are reinvested in Common Stock on the day the dividend is paid.
Elements of Compensation
During the year ended December 31, 2023, there were three major components of executive compensation: Base Salary, Cash Bonus, and performance and time-based Equity Compensation. In conjunction with the CEO, the Compensation Committee reviews our executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each NEO, including Base Salary, Equity Compensation award values, Cash Bonus performance metrics, and all other compensation for the current year. The Compensation Committee uses the tally sheet to quantify each NEO's total compensation and to compare it to the compensation of comparable executives of the companies in our peer group as obtained from the S&P Global database and the compensation overview in the 2023 NAREIT Compensation Survey.
The compensation philosophy takes into account a review of executive compensation and performance data on publicly traded REITs in the peer group obtained from the S&P Global database and the compensation overview in the 2023 NAREIT Compensation Survey. The Compensation Committee believes the executive compensation information of our peer group as obtained from the S&P Global database and the compensation overview in the 2023 NAREIT Compensation Survey provide relevant salary data for the Company. The Compensation Committee takes into account the relevant compensation data for each NEO position when designing the compensation program. Where salary information is unavailable for a particular position in the S&P Global database, other positions having similar responsibilities are used. Compensation increases are based upon overall Company performance and upon each NEO’s performance, established goals, and contribution to the Company’s performance. In addition, the Compensation Committee considered the Company's CEO Pay Ratio (as defined below), as described more fully under "CEO Pay Ratio" of this Proxy Statement, in comparison to that of other REITs in our peer group.
Aggregate total compensation for our NEOs for 2023 was split among Base Salary, performance-based Cash Bonus, and time-based and performance-based Equity Compensation, as shown in the following chart. All other compensation was less than 1% of the total compensation. The increase in total executive compensation from 2022 to 2023 in the aggregate reflects a 4.0% increase in Base Salaries, which was effective April 1, 2023, and an increase in the performance-based Cash Bonus.

Elements of Compensation

24%
23%
37%
16%

Performance-Based Equity Compensation (24%)
Time-Based Equity Compensation (23%)
Performance-Based Cash Bonus (37%)
Base Salary (16%)

Base Salary
The Compensation Committee deliberately keeps Base Salaries at a relatively small percentage of total compensation. For 2023, the Compensation Committee concluded that Base Salaries of $648,960 for Ms. Nader and $427,556 for each of Mr. Seavey, Mr. Waite and Mr. Eldersveld were appropriate in this regard. These Base Salaries reflect an increase of approximately 4.0% in 2023 from 2022 and were effective as of April 1, 2023.
Non-Equity Incentive Compensation (Cash Bonus)
The Compensation Committee's practice is to award annual Cash Bonuses based on certain performance targets established by the Compensation Committee for each year after consultation with the CEO. The Compensation Committee determines whether these performance targets were achieved or not and the appropriate award based on an evaluation of each of the established goals. The Compensation Committee selected short-term annual performance metrics for management's focus that support and ensure the Company's long-term success and profitability. Performance targets were established and communicated to the NEOs when the outcome of the performance targets was substantially uncertain. Performance targets were consistent with earnings guidance expectations publicly disclosed by the Company. The final payout of 2023 Cash Bonuses to the NEOs was in February 2024, after finalization of the year-end earnings results.
The aggregate total 2023 maximum Cash Bonus potential for Ms. Nader, Mr. Seavey, Mr. Waite and Mr. Eldersveld set by the Compensation Committee was approximately $5.3 million and was comprised of a $4.7 million bonus potential ("2023 Bonus Potential"), a $131,708 core MH revenue stretch goal, a $131,708 core RV revenue stretch goal and a $300,000 FFO stretch goal (collectively, the "2023 Stretch Goals"). The 2023 Cash Bonus paid was based on the pre-established targets approved in February 2023. On a percentage basis, the bonus payments to the Company's employees were generally at or above that of the NEOs.

The following table shows the 2023 Bonus Potential for each NEO and the percentage attributed to each performance target and the discretionary portion based on strategic initiatives. The Cash Bonus paid to all NEOs for the 2023 Bonus Potential was approximately $4.2 million, or 89.5%, as compared to the total potential of $4.7 million.

Name	2023 Bonus Potential (Amount x Base Salary)	Core MH Revenue Target (1)	Core RV Revenue Target (2)	Site and Member Optimization Target (3)	Core Net Operating Income Target (4)	Rentals/Working Capital Target (5)	Discretionary/Strategic Initiatives (6)
Marguerite Nader	2.9	14.0%	14.0%	14.0%	14.0%	14.0%	30.0%
Paul Seavey	2.2	14.0%	14.0%	14.0%	14.0%	14.0%	30.0%
Patrick Waite	2.2	14.0%	14.0%	14.0%	14.0%	14.0%	30.0%
David Eldersveld	2.2	14.0%	14.0%	14.0%	14.0%	14.0%	30.0%

(1)This target required achieving a 6.5% increase in core MH revenues for the year ended December 31, 2023 as compared to the year ended December 31, 2022, which target was met. The total paid for this target was approximately $658,540.
(2)This target required that the Company’s annual core RV revenues increase 8.4% and seasonal and transient RV revenues increase 3.0% for the year ended December 31, 2023 as compared to December 31, 2022, which targets were partially met. The total paid for this target was approximately $493,905.
(3)This target was comprised of four equal components related to: (i) membership dues revenue; (ii) the number of paid member sales units; (iii) RV dealer activations; and (iv) completion of expansion sites, which component targets were partially met. The total paid for this target was approximately $452,746.
(4)This target was comprised of two components related to: (i) core net operating income, excluding property management expense, to increase 5.5% for the year ended December 31, 2023 as compared to the year ended December 31, 2022, which target was not met; and (ii) core expense growth less than 28.6% of core revenues for the year ended December 31, 2023, which target was met. The total paid for this target was approximately $576,222.
(5)This target was comprised of four equal components related to: (i) reduction of working capital commitment, which target was met; (ii) an increase in occupancy from homeowners, which target was met; (iii) reduction of rental expenses, which target was partially met; and (iv) management of chattel financing, which target was met. The total paid for this target was approximately $617,381.
(6)At the beginning of 2023, the Compensation Committee, in consultation with Ms. Nader, developed strategic initiatives upon which each NEO would be evaluated and which would be used in determining the discretionary portion of their bonuses, but not to exceed 30% of the 2023 Bonus Potential. Management focused on key strategic areas for the Company including, but not limited to, revenue management, home and membership sales, expense management, property maintenance and improvements, portfolio assessment, property development, innovation and technology, ESG initiatives and employee relations. Throughout 2023, each NEO met with Ms. Nader to discuss achievement of these strategic initiatives. The Compensation Committee reviewed these evaluations and considered the results of these evaluations in the overall assessment of each NEO’s performance. Payment of the discretionary component is at the discretion of the Compensation Committee based on its assessment of the achievement of the strategic initiatives established for the executive officer team, as a whole. The strategic initiatives were also reviewed and discussed with the Strategic Planning Committee. As a result, Mr. Seavey, Mr. Waite, and Mr. Eldersveld each received 100% of the discretionary portion of the 2023 Bonus Potential.
The Compensation Committee’s evaluation of Ms. Nader’s achievements included a review of the Company’s overall performance, as well as the attainment of the strategic initiative goals by each of the other NEOs. Ms. Nader received 100% of her discretionary portion of the 2023 Bonus Potential.
The total paid to all NEOs for discretionary portion of their 2023 Bonus Potential was approximately $1.4 million.
In addition to the 2023 Bonus Potential, the NEOs had the opportunity to earn an additional Cash Bonus related to the 2023 Stretch Goals. A total of $300,000 was paid to the NEOs with respect to the 2023 Stretch Goals, or 53.2%, as compared to the total potential of $563,416. The 2023 Stretch Goals required (i) certain increases in the Company's core MH revenues, which target was not met, (ii) certain increases in core RV revenues, which target was not met, and (iii) certain increases in Normalized FFO, which target was met.
Equity-Based Retention and Incentive Compensation (Equity Compensation)
The Company has made Restricted Stock grants to provide long-term incentives for the NEOs, align interests with stockholders and to retain qualified officers. The Company recognizes that the interests of stockholders are best served by giving our NEOs the opportunity to participate in the appreciation of the Company’s Common Stock.
On May 13, 2014, our stockholders approved the Company's 2014 Equity Incentive Plan. The Company has awarded Restricted Stock to our NEOs in accordance with and pursuant to the authority set forth in the 2014 Equity Incentive Plan. The Restricted Stock awards have each been awarded at the closing price of the Company’s Common Stock on the NYSE on the date of the award (the "Award Date Fair Value").

Upon vesting of these stock awards, at the NEOs option, the Company will buy back a portion of the stock to provide the NEO with the ability to receive the vested stock, net of applicable tax effects.
To further align the interests of our NEOs with our stockholders by linking a larger portion of our NEOs' compensation to their performance and to create stronger retention incentives, the Compensation Committee awards Restricted Stock to the NEOs on an annual basis with long-term vesting. These annual awards have vesting periods longer than one year and include a time-based vesting component, subject to satisfaction of continuous employment by the NEO through the end of the year prior to the vesting date (the "Explicit Service Period") and a performance-based vesting component, subject to the satisfaction of performance conditions and Explicit Service Period requirements.
Information regarding the annual awards of Restricted Stock for 2020, 2021, 2022 and 2023 (the "2020 Award," the "2021 Award," the "2022 Award" and the "2023 Award," respectively, and collectively, the "Restricted Stock Awards") is set forth below. All Restricted Stock Awards were approved by the Compensation Committee prior to the award date. The number of shares of Restricted Stock awarded in 2020, 2021, 2022 and 2023 was determined by dividing the dollar value of the award by the closing price of the Company's Common Stock on the award date. For each of the Restricted Stock Awards, vesting is subject to the NEO being employed through the Explicit Service Period and vesting of the performance-based portion of the awards is further subject to the satisfaction of performance conditions as further described in the "Performance Conditions" section of this CD&A. The following tables provide information for each of the Restricted Stock Awards.

2020 Award
Approval Date: February 10, 2020
Award Date: February 11, 2020
Award Date Fair Value: $73.46
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	24,758	12,379	12,379
Paul Seavey	19,563	9,781	9,782
Patrick Waite	19,563	9,781	9,782
David Eldersveld	11,945	5,972	5,973
(a) One-third vested on January 29, 2021, one-third vested on January 31, 2022 and one-third vested on January 27, 2023.
(b) A portion of the one-third scheduled to vest on January 29, 2021 vested, one-third vested on January 31, 2022, and one-third vested on January 31, 2023, subject to satisfaction of performance conditions as further discussed below.

2021 Award
Approval Date: February 8, 2021
Award Date: February 9, 2021
Award Date Fair Value: $63.78
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	28,516	14,258	14,258
Paul Seavey	22,532	11,266	11,266
Patrick Waite	22,532	11,266	11,266
David Eldersveld	13,758	6,879	6,879
(a) One-third vested on January 31, 2022, one-third vested on January 27, 2023 and one-third vested on January 26, 2024.
(b) One-third vested on January 31, 2022, one-third vested on January 31, 2023 and one-third vested on January 30, 2024, subject to satisfaction of performance conditions as further discussed below.

2022 Award
Approval Date: February 7, 2022
Award Date: February 8, 2022
Award Date Fair Value: $76.00
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	23,931	11,965	11,966
Paul Seavey	18,909	9,454	9,455
Patrick Waite	18,909	9,454	9,455
David Eldersveld	13,158	6,579	6,579
(a) One-third vested on January 27, 2023, one-third vested on January 26, 2024 and one-third vests on January 31, 2025.
(b) One-third vested on January 31, 2023, one-third vested on January 30, 2024 and one-third vests on January 31, 2025, subject to satisfaction of performance conditions as further discussed below.

2023 Award
Approval Date: February 6, 2023
Award Date: February 7, 2023
Award Date Fair Value: $72.51
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	25,083	12,541	12,542
Paul Seavey	19,819	9,909	9,910
Patrick Waite	19,819	9,909	9,910
David Eldersveld	13,791	6,895	6,896
(a) One-third vested on January 30, 2024, one-third vests on February 4, 2025 and one-third vests on February 3, 2026.
(b) One-third vested on January 30, 2024, one-third vests on February 4, 2025 and one-third vests on February 3, 2026, subject to satisfaction of performance conditions as further discussed below.

Performance Conditions
In accordance with FASB ASC 718, the performance-based portion of the Restricted Stock Awards are deemed granted on the date the performance conditions are approved by the Compensation Committee ("Grant Date") and, accordingly, are included in the Summary Compensation Table of this Proxy Statement in the year of approval of the performance conditions. The value of the performance-based portion of these awards is based on the closing price of the Company's stock on the date of approval of the performance conditions ("Grant Date Fair Value") and that amount is shown in the Summary Compensation Table, even if the awards are subsequently forfeited.
2021 Performance Conditions: Effective February 9, 2021, the Compensation Committee established performance conditions for 2021. As such, this portion of the 2019 Awards, 2020 Awards and 2021 Awards was deemed granted on February 9, 2021 with a Grant Date Fair Value of $63.78 per share. On January 13, 2022, the Compensation Committee determined that such vesting criteria had been met and all of this portion of the 2019 Awards, 2020 Awards and 2021 Awards vested on January 31, 2022 as follows:

	# of Shares Vested - 2021 Performance Period
	2019 Award	2020 Award	2021 Award
Marguerite Nader	5,500	4,126	4,752
Paul Seavey	4,534	3,261	3,755
Patrick Waite	4,534	3,261	3,755
David Eldersveld	2,334	1,991	2,293

2022 Performance Conditions: Effective February 8, 2022, the Compensation Committee established performance conditions for 2022. As such, this portion of the 2020 Awards, 2021 Awards and 2022 Awards was deemed granted on February 8, 2022 with a Grant Date Fair Value of $76.00 per share. On January 18, 2023, the Compensation Committee determined that such vesting criteria had been met and all of this portion of the 2020 Awards, 2021 Awards and 2022 Awards vested on January 31, 2023 as follows:

	# of Shares Vested - 2022 Performance Period
	2020 Award	2021 Award	2022 Award
Marguerite Nader	4,127	4,753	3,988
Paul Seavey	3,261	3,755	3,151
Patrick Waite	3,261	3,755	3,151
David Eldersveld	1,991	2,293	2,193
2023 Performance Conditions: Effective February 7, 2023, the Compensation Committee established the following performance condition for the performance-based portion of the 2021 Awards, 2022 Awards and 2023 Awards with a performance period January 1, 2023 through December 31, 2023 as follows: Achieve Normalized FFO per Common Share (fully diluted) for the year ending December 31, 2023 between $2.79 and $2.89. As such, this portion of the 2021 Awards, 2022 Awards and 2023 Awards was deemed granted on February 7, 2023 with a Grant Date Fair Value of $72.51 per share. This performance condition described above was established by the Compensation Committee based on the Company's historical presentation of Normalized FFO. On January 18,

2024, the Compensation Committee evaluated the achievement of the performance-based vesting condition based on a thorough review of the historical Normalized FFO presentation and the revised Normalized FFO presentation and determined that such vesting criteria had been satisfied and all of this portion of the 2021 Awards, 2022 Awards and 2023 Awards vested on January 30, 2024 as follows:

	# of Shares Vested - 2023 Performance Period
	2021 Award	2022 Award	2023 Award
Marguerite Nader	4,753	3,989	4,180
Paul Seavey	3,756	3,152	3,303
Patrick Waite	3,756	3,152	3,303
David Eldersveld	2,293	2,193	2,298
2024 and 2025 Performance Conditions: Effective February 2, 2024, the Compensation Committee established the following performance condition for the performance-based portion of the 2022 Awards and 2023 Awards with a performance period January 1, 2024 through December 31, 2024 as follows:
"Achieve Normalized FFO per Common Share (fully diluted) for the year ending
December 31, 2024 between or in excess of $2.83 and $2.93."
The Compensation Committee will establish performance conditions at the beginning of 2025 for the performance period January 1, 2025 through December 31, 2025. If these 2024 and 2025 performance conditions are satisfied as determined by the Compensation Committee in its discretion, the relevant portion of the performance-based portion of the 2022 Awards will vest on January 31, 2025 and the relevant portion of the performance-based portion of the 2023 Awards will vest on February 4, 2025 and February 3, 2026.
CEO Compensation
Ms. Nader’s 2023 compensation consisted of a Base Salary of $648,960 and a performance-based Cash Bonus award of $1,759,376. During the year ended December 31, 2023, Ms. Nader acquired 25,736 shares of Restricted Stock upon vesting with a value realized on vesting of $1,751,849. The Compensation Committee established Ms. Nader’s compensation based on the principles previously discussed in this CD&A. Ms. Nader received no compensation or stock grants for her service on the Board.
Accounting and Tax Considerations
The Company accounts for its stock awards in accordance with FASB ASC 718. Internal Revenue Code section 162(m) limits the annual compensation expense deduction available to publicly traded companies to $1 million for certain "covered employees." Consequently, compensation paid to our NEOs may not be fully deductible. The Compensation Committee considers the accounting impact and deductibility of compensation when making compensation decisions; however, these factors did not change the Compensation Committee's determinations in 2023.
Severance Benefits
None of the Company’s NEOs have any arrangements that provide for payment of severance benefits.
Non-Qualified Deferred Compensation
The Company does not provide any non-qualified defined contribution or other deferred compensation plans.
Post-Employment Compensation
All of the Company's employees, including its NEOs, are employees-at-will and as such do not have employment contracts with the Company. The Company does not provide post-employment health coverage or other benefits.

Change in Control
None of the Company's NEOs are entitled to any payment upon a change in control of the Company. However, the vesting of Restricted Stock grants is subject to acceleration upon a change in control of the Company or in the event of the death or disability of the recipient. As of December 31, 2023, non-vested Restricted Stock Awards for the NEOs were as shown in the "Outstanding Equity Awards at Fiscal Year-End" table of this Proxy Statement.
Perquisites and Other Benefits
The Company's NEOs do not receive benefits that are not otherwise available to all of its employees. All employees who participated in the 401(k) plan received a matching contribution equal to 100% of the first 3%, and 50% of the next 2%, of the participant's eligible earnings that were contributed to the plan, up to a maximum matching contribution of $13,200. Additionally, the Company may make a discretionary contribution annually for each participant in an amount, if any, as determined by the Company, and no such contributions were made in 2023.
The Company has provided each of the NEOs with an indemnification agreement; however, the Company has paid no amounts under such agreements.
The Company has a non-qualified Employee Stock Purchase Plan (the "ESPP") in which certain employees and all the Directors may participate. Participants may acquire Common Stock through the ESPP at a 15% discount with up to $250,000 in contributions per year.
Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all salaried employees who elect to participate in the ESPP.
2024 Executive Compensation
On February 2, 2024, the Compensation Committee approved the 2024 Base Salaries of $668,429 for Ms. Nader and $440,383 for each of Mr. Seavey, Mr. Waite and Mr. Eldersveld effective April 1, 2024. On February 2, 2024, the Compensation Committee approved the Executive Bonus Plan for 2024 (the "2024 Executive Bonus Plan"). Information regarding the 2024 Executive Bonus Plan was filed on Form 8-K with the SEC on February 8, 2024. Under the 2024 Executive Bonus Plan, the annual 2024 Cash Bonus potential is based on the achievement of certain performance targets. The total 2024 Cash Bonus potential under the 2024 Executive Bonus Plan is as follows:

Name	Title	Bonus Potential
Marguerite Nader	President and Chief Executive Officer	290% of annual salary
Paul Seavey	Executive Vice President and Chief Financial Officer	220% of annual salary
Patrick Waite	Executive Vice President and Chief Operating Officer	220% of annual salary
David Eldersveld	Executive Vice President, Chief Legal Officer and Corporate Secretary	220% of annual salary
Under the Plan, payment of 70% of the 2024 Cash Bonus potential is contingent upon the achievement of certain operational targets, including, but not limited to, goals related to core MH revenues, core RV revenues, core net operating income and expense control, site and member optimization and working capital. The Compensation Committee will determine whether these performance targets were achieved or not and the appropriate award based on an evaluation of each of the established goals. Payment of the remaining 30% of the 2024 Cash Bonus potential is at the discretion of the Compensation Committee based on its assessment of the achievement of various strategic initiatives developed at the beginning of 2024, including, but not limited to, revenue management, home and membership sales, expense management, property maintenance and improvements, portfolio assessment, property development, innovation and technology, ESG initiatives and employee relations. This amount is established for the NEOs, as a whole, which the Compensation Committee has the discretion to apportion amongst the eligible NEOs. In addition, if the NEOs exceed by specified amounts certain operational targets relating to Normalized FFO, core MH revenues and core RV revenues, the total 2024 Cash Bonus potential may be increased by up to an additional $571,318, which would be shared amongst the NEOs. 2024 Cash Bonus payments will be made in cash and will be paid subsequent to the year ending December 31, 2024 after finalization of the Company’s results of operations and upon review and approval by the Compensation Committee.
On February 2, 2024, the Compensation Committee approved the 2024 Restricted Stock Award (the "2024 Award") in accordance with and pursuant to the authority set forth in the 2014 Equity Incentive Plan. On February 6, 2024,

Ms. Nader, Mr. Seavey, Mr. Waite and Mr. Eldersveld were awarded 84,905 shares of Restricted Stock in accordance with the 2024 Award as shown in the table below. The number of shares of Restricted Stock awarded was determined by dividing the dollar value of the award by the closing price of the Company's Common Stock on February 6, 2024, or $67.05 per share.

2024 Award
Approval Date: February 2, 2024
Award Date: February 6, 2024
Award Date Fair Value: $67.05
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	27,125	13,562	13,563
Paul Seavey	21,433	10,716	10,717
Patrick Waite	21,433	10,716	10,717
David Eldersveld	14,914	7,457	7,457
(a) One-third vests on February 4, 2025, one-third vests on February 3, 2026 and one-third vests on February 2, 2027.
(b) One-third vests on February 4, 2025, one-third vests on February 3, 2026 and one-third vests on February 2, 2027, subject to satisfaction of performance conditions as further discussed below.

50% of the 2024 Awards are time-based and will vest in equal annual installments on February 4, 2025, February 3, 2026 and February 2, 2027, subject to satisfaction of continuous employment of the NEO during such Explicit Service Period (the "Service Period Requirement"). The time-based portion of the 2024 Awards have a Grant Date Fair Value of $67.05 per share. The remaining one-half of the 2024 Awards provide for performance-based vesting and will vest in equal annual installments on February 4, 2025, February 3, 2026 and February 2, 2027, subject to the satisfaction of the Service Period Requirement and the performance conditions to be established by the Compensation Committee at the beginning of each performance period in 2024, 2025 and 2026. Effective February 2, 2024, the Compensation Committee established the performance conditions for the 2024 performance period as follows: "Achieve Normalized FFO per Common Share (fully diluted) for the year ending December 31, 2024 between or in excess of $2.83 and $2.93."

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and in the Company’s 2023 Form 10-K.
    Respectfully submitted,
    David Contis, Chair    Philip Calian    Constance Freedman    Sheli Rosenberg

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table includes information concerning compensation paid to or earned for the year ended December 31, 2023 by the Company's Chief Executive Officer, Chief Financial Officer, and those other persons who were, at December 31, 2023, Executive Officers of the Company, which we refer to as the NEOs.
The Company has not entered into any employment agreements with any of the NEOs. When setting total compensation for each of the NEOs, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.
In January 2022, 2023 and 2024, the Compensation Committee approved the final short-term incentive plan Cash Bonus payments for each NEO as described below, with the substantial majority of such payments being based on pre-established performance targets. Such annual performance-based Cash Bonus payments are characterized as "Non-Equity Incentive Plan Compensation" in the table below. Total compensation amounts include the fair value of the Restricted Stock Awards granted to the NEOs, with such grants being shown in the table in the year of grant, which for the performance-based portion of the Awards is the year in which the performance conditions were approved by the Compensation Committee.
For the years ended December 31, 2023, 2022 and 2021, Base Salary (Salary) accounted for approximately 16% for each such year, of total compensation; Equity Compensation (Stock Awards) accounted for approximately 47%, 50% and 48%, respectively, of total compensation; and Cash Bonus (Non-Equity Incentive Plan Compensation) accounted for approximately 37%, 34% and 36%, respectively, of total compensation.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Marguerite Nader President and Chief Executive Officer	2023	$641,568	$1,846,322	$1,759,376	$13,200	$4,260,466
	2022	$616,985	$1,887,308	$1,546,808	$12,200	$4,063,301
	2021	$600,000	$1,826,474	$1,700,415	$11,600	$4,138,489

Paul Seavey Executive Vice President and Chief Financial Officer	2023	$422,686	$1,458,901	$916,859	$13,200	$2,811,646
	2022	$406,490	$1,491,272	$810,616	$12,200	$2,720,578
	2021	$395,300	$1,455,220	$849,875	$11,600	$2,711,995

Patrick Waite Executive Vice President and Chief Operating Officer	2023	$422,686	$1,458,901	$916,859	$13,200	$2,811,646
	2022	$406,490	$1,491,272	$810,616	$12,200	$2,720,578
	2021	$395,300	$1,455,220	$849,875	$11,600	$2,711,995

David Eldersveld Executive Vice President, Chief Legal Officer and Corporate Secretary	2023	$422,686	$991,864	$916,859	$13,200	$2,344,609
	2022	$406,490	$992,256	$810,616	$12,200	$2,221,562
	2021	$395,300	$860,826	$849,875	$11,600	$2,117,601

(1)These amounts reflect the Grant Date Fair Value of restricted stock awards, calculated in accordance with FASB ASC 718 based on the Company's closing stock price on the Grant Date. In accordance with FASB ASC 718, the performance-based portion of the 2021 Awards, 2022 Awards and 2023 Awards were deemed granted on the date the performance conditions were approved by the Compensation Committee at the target Grant Date value as the probability of achievement of the performance target at that time was 100%. The settlement on the Restricted Stock Awards is further described in the CD&A section of this Proxy Statement. All holders of Restricted Stock receive any dividends paid on such shares whether or not vested.
(2)A substantial majority of the NEOs’ annual short-term incentive plan Cash Bonus payment is based on pre-established performance targets as communicated to the NEOs at the beginning of the year, and therefore, such amounts are classified as non-equity incentive plan compensation in this table.
In February 2023, 2022 and 2021, the Compensation Committee approved the 2023, 2022 and 2021 bonus potential and performance targets, respectively. In January 2024, 2023 and 2022, after assessment of the achievement of such performance targets, the

Compensation Committee approved and the NEOs received their annual Cash Bonus for each of the years ended December 31, 2023, 2022 and 2021, respectively. See the CD&A section of this Proxy Statement for further discussion of the 2023 performance targets.
On February 2, 2024, the Compensation Committee approved the 2024 Executive Bonus Plan. Information regarding the 2024 Executive Bonus Plan is included in the CD&A section of this Proxy Statement and in a Current Report on Form 8-K filed with the SEC on February 8, 2024.
There were no long-term non-equity incentive plan compensation awards granted to the NEOs in 2021, 2022, or 2023.
(3)Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $13,200, $12,200 and $11,600 for the years ended December 31, 2023, 2022 and 2021, respectively.
Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to the Company’s NEOs for the year ended December 31, 2023. All awards were approved on February 2, 2023.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Marguerite Nader	02/06/23	(1)	—	1,497,780	2,062,375	—	—	—	—	—
	02/07/23		—	—	—	—	12,922	—	12,541	1,846,322

Paul Seavey	02/06/23	(1)	—	786,112	1,068,299	—	—	—	—	—
	02/07/23		—	—	—	—	10,211	—	9,909	1,458,901

Patrick Waite	02/06/23	(1)	—	786,112	1,068,299	—	—	—	—	—
	02/07/23		—	—	—	—	10,211	—	9,909	1,458,901

David Eldersveld	02/06/23	(1)	—	786,112	1,068,299	—	—	—	—	—
	02/07/23		—	—	—	—	6,784	—	6,895	991,864

(1)Payment of the 2023 award was based on the following performance targets being achieved: 14.0% related to achieving a benchmark in core MH revenues; 14.0% related to achieving a benchmark in core RV revenues; 14.0% related to achieving a benchmark in dues revenue and site and member optimization; 14.0% related to achieving a benchmark in core net operating income and expense control; 14.0% related to achieving a working capital benchmark and 30.0% was at the discretion of the Compensation Committee after evaluation of each NEO's performance, including an analysis of the achievement of strategic initiatives during the year. In addition, each NEO was awarded an additional amount upon partial achievement of the 2023 Stretch Goals. The 2023 maximum amounts represent the total potential bonus award. The 2023 target amounts reflect the non-discretionary portion of the 2023 Bonus Potential and the 2023 Stretch Goals. Payment of the 2023 award was made in January 2024.
(2)These amounts reflect the number of shares of Restricted Stock granted to each NEO and include the performance-based portion of the 2021 Awards, 2022 Awards and 2023 Awards with performance conditions that were approved on February 6, 2023. These shares vested upon the achievement of the Normalized FFO per Common Share (fully diluted) target for the year ended December 31, 2023, such target being between $2.79 and $2.89.
(3)These amounts reflect the number of shares of Restricted Stock granted to each NEO and include the time-based portion of the 2023 Awards with an Award Date of February 7, 2023. These shares vested one-third January 30, 2024 and will vest one-third on February 4, 2025 and one-third on February 3, 2026.
(4)This amount reflects the Grant Date Fair Value of restricted stock awards calculated in accordance with FASB ASC 718 based on the Company's closing stock price of $72.51 on February 7, 2023, the Award Date Fair Value for the time-based portion of the 2023 Awards and the Grant Date Fair Value of the performance-based portion of the 2021 Awards, 2022 Awards and 2023 Awards with performance conditions that were approved on February 6, 2023.

Outstanding Equity Awards at Fiscal Year-End
The following table includes certain information with respect to the value of all non-vested restricted stock awards previously awarded to the NEOs that were outstanding as of December 31, 2023. The NEOs have not been awarded stock options.

	Stock Awards (1)
Name	Awards	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marguerite Nader	2021 Awards	4,753 (2)	$335,277	4,753 (2)	$335,277
	2022 Awards	7,977 (3)	$562,698	7,978 (4)	$562,768
	2023 Awards	12,541 (5)	$884,642	12,542 (6)	$884,713

Paul Seavey	2021 Awards	3,756 (2)	$264,948	3,756 (2)	$264,948
	2022 Awards	6,303 (3)	$444,614	6,304 (4)	$444,684
	2023 Awards	9,909 (5)	$698,981	9,910 (6)	$699,051

Patrick Waite	2021 Awards	3,756 (2)	$264,948	3,756 (2)	$264,948
	2022 Awards	6,303 (3)	$444,614	6,304 (4)	$444,684
	2023 Awards	9,909 (5)	$698,981	9,910 (6)	$699,051

David Eldersveld	2021 Awards	2,293 (2)	$161,748	2,293 (2)	$161,748
	2022 Awards	4,386 (3)	$309,388	4,386 (4)	$309,388
	2023 Awards	6,895 (5)	$486,373	6,896 (6)	$486,444

(1)The market value of Stock Awards that had not vested as of December 31, 2023 was based on a closing price of the Company’s Common Stock on December 29, 2023, or $70.54. Upon vesting of these stock awards, at the NEO's option, the Company will buy back a portion of the stock to provide the NEO with the ability to receive the vested stock net of applicable tax effects.
(2)The time-based portion of these 2021 Awards vested on January 26, 2024 and the performance-based portion of these 2021 Awards vested on January 30, 2024.
(3)The time-based portion of these 2022 Awards vested one-half on January 26, 2024 and will vest one-half on January 31, 2025, subject to the satisfaction of the Explicit Service Period requirement.
(4)The performance-based portion of these 2022 Awards vested one-half on January 30, 2024 and will vest one-half on January 31, 2025, subject to satisfaction of the Explicit Service Period requirement and performance criteria.
(5)The time-based portion of these 2023 Awards vested one-third on January 30, 2024, and will vest one-third on February 4, 2025 and one-third on February 3, 2026, subject to the satisfaction of the Explicit Service Period requirement.
(6)The performance-based portion of these 2023 Awards vested one-third on January 30, 2024, and will vest one-third on February 4, 2025 and one-third on February 3, 2026, subject to satisfaction of the Explicit Service Period requirement and the performance criteria.
Option Exercises and Stock Vested
The following table includes certain information with respect to the stock vested for each of the NEOs for the year ended December 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Marguerite Nader	25,736	$1,751,849
Paul Seavey	20,334	$1,384,135
Patrick Waite	20,334	$1,384,135
David Eldersveld	12,954	$881,778

(1) Upon vesting of these stock awards, the Company purchased 9,302, 6,917, 6,918 and 3,873 shares from Ms. Nader, Mr. Seavey, Mr. Waite and Mr. Eldersveld, respectively, to pay their respective withholding taxes.

Potential Payments Upon Termination of Employment or Change In Control
None of our NEOs is entitled to any payment upon a change in control of the Company or a termination of employment.  However, the vesting of Restricted Stock awards is subject to acceleration upon a change of control of the Company or in the case of death or disability of the recipient.  The number of shares of restricted stock held by our NEOs that was not vested as of December 31, 2023 is shown in the "Outstanding Equity Awards at Fiscal Year-End" table of this Proxy Statement.  The NEOs have not been awarded stock options.
CEO Pay Ratio
We have estimated the ratio between our CEO's annual total compensation and the median annual total compensation for all employees (except our CEO) ("CEO Pay Ratio"). For purposes of determining the CEO Pay Ratio, we considered all active employees as of November 30, 2023, including full-time, part-time and temporary employees.
For 2023, the median of the annual total compensation of all employees of the Company (other than our CEO), was $37,263 and the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $4,240,304, which amount includes the 2023 Award of 25,083 shares at an Award Date Fair Value of $72.51 per share, as further described in the CD&A section of this Proxy Statement. Based on this information, for 2023, the CEO Pay Ratio was estimated to be 113:1.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid (as defined in Item 402(v)) and the Company's performance.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on:		Net Income (millions)(7)	Normalized Funds From Operations (millions)(8)
					Total Stockholder Return (5)	FTSE NAREIT All Equity REITs Index (6)
2023	$4,260,466	$4,561,177	$2,655,967	$2,865,811	$110	$112	$314.2	$537.5
2022	$4,063,301	$3,280,347	$2,554,239	$2,012,288	$98	$101	$284.6	$513.1
2021	$4,138,489	$5,513,408	$2,400,219	$3,227,093	$130	$134	$262.5	$469.0
2020	$3,856,959	$3,425,510	$2,413,795	$2,128,993	$92	$95	$228.3	$408.3
(1)    These dollar amounts are the amounts of total compensation reported for Ms. Nader, our CEO, for each corresponding year in the "Total" column of the Summary Compensation Table. Refer to "Executive Compensation - Summary Compensation Table" of this Proxy Statement.
(2)    These dollar amounts represent the amount of "compensation actually paid" to Ms. Nader, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Nader during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Nader's total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2023	$4,260,466	$(1,846,322)	$2,147,033	$4,561,177
2022	$4,063,301	$(1,887,308)	$1,104,354	$3,280,347
2021	$4,138,489	$(1,826,474)	$3,201,393	$5,513,408
2020	$3,856,959	$(2,093,977)	$1,662,528	$3,425,510
(a)    The Grant Date Fair Value of equity awards represents the total of the amounts reported in the "Stock Awards" column in the Summary Compensation Table for the applicable year.

(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Condition in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2023	$1,796,160	$75,616	$184,784	$—	$90,473	$2,147,033
2022	$1,604,212	$(314,377)	$(269,444)	$—	$83,963	$1,104,354
2021	$2,510,232	$721,856	$(81,275)	$(30,652)	$81,232	$3,201,393
2020	$1,806,077	$(312,737)	$87,320	$—	$81,868	$1,662,528
(3)    These dollar amounts represent the average of the amounts reported for the Company's NEOs as a group, excluding Ms. Nader, in the "Total" column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Mr. Seavey, Mr. Waite and Mr. Eldersveld; (ii) for 2022, Mr. Seavey, Mr. Waite and Mr. Eldersveld; (iii) for 2021, Mr. Seavey, Mr. Waite, Mr. Roger Maynard, a former NEO, and Mr. Eldersveld; and (iv) for 2020, Mr. Seavey, Mr. Waite and Mr. Maynard.
(4)    These amounts represent the average amount of "compensation actually paid" to the NEOs as a group, excluding Ms. Nader, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned or paid to the NEOs as a group, excluding Ms. Nader, during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group, excluding Ms. Nader for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,655,967	$(1,303,222)	$1,513,066	$2,865,811
2022	$2,554,239	$(1,324,933)	$782,982	$2,012,288
2021	$2,400,219	$(1,143,444)	$1,970,318	$3,227,093
2020	$2,413,795	$(1,430,682)	$1,145,880	$2,128,993
(a)    The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Year over year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividend or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$1,267,815	$53,058	$128,335	$—	$63,858	$1,513,066
2022	$1,126,150	$(216,157)	$(185,623)	$—	$58,612	$782,982
2021	$1,571,547	$416,144	$(50,347)	$(17,882)	$50,856	$1,970,318
2020	$1,233,978	$(205,367)	$60,941	$—	$56,328	$1,145,880

(5)    Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.
(6)    Represents the TSR for the FTSE NAREIT All Equity REITs Index.
(7)    These amounts represent the amount of net income reflected in the Company's audited financial statements for the applicable year.
(8)    While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company's compensation programs, the Company has determined that Normalized FFO is the financial performance measure that, in the Company's assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company's NEOs, for the most recently completed fiscal year, to Company performance. See Appendix A to this Proxy Statement for a discussion and reconciliation of Normalized FFO to the most directly comparable GAAP measure.
Financial Performance Measures
As described in greater detail in the CD&A section of this Proxy Statement, the Company's executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company's NEOs, for the year ended December 31, 2023, to the Company's performance are as follows:

● Normalized FFO
● Core MH Revenues
● Core RV Revenues
● Core Net Operating Income
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the CD&A section of this Proxy Statement, the Company's executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not present in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company's performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relations between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR of the Company:
As demonstrated by the following graph, the amount of compensation actually paid to Ms. Nader and the average amount of compensation actually paid to the Company's NEOs as a group, excluding Ms. Nader, is aligned with the Company's cumulative TSR over the three years presented in the table. The alignment of compensation actually paid with the Company's cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Ms. Nader and to the other NEOs is comprised of equity awards. As described in more detail in the CD&A section of this Proxy Statement, the Company targets that approximately 47% of the value of total compensation awarded to the NEOs is comprised of equity awards with 50% being time-based and 50% being performance-based.
Compensation Actually Paid and Net Income:
The following chart shows the relationship of the compensation actually paid to our CEO and the average compensation actually paid to our other NEOs as compared to Net Income. As described in more detail in the CD&A section of this Proxy Statement, the Company targets that approximately 37% of the value of total compensation awarded to the NEOs consists of amounts determined under the Company's short-term incentive compensation program.

Compensation Actually Paid and Normalized FFO:
The following chart shows the relationship of the compensation actually paid to our CEO and the average compensation actually paid to our other NEOs as compared to Normalized FFO. See Appendix A to this Proxy Statement for a discussion and reconciliation of Normalized FFO to the most directly comparable GAAP measure. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company's compensation programs, the Company has determined that Normalized FFO is the financial measure that, in the Company's assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company's NEOs, for the year ended December 31, 2023, to Company performance. The Company utilizes Normalized FFO when setting goals in the Company's short-term incentive compensation program, as well as for setting goals for performance-based Restricted Stock that are awarded to the NEOs. As described in more detail in the CD&A section of this Proxy Statement, the Company targets that approximately 37% of the value of total compensation awarded to the NEOs consists of amounts determined under the Company short-term incentive compensation program and approximately 47% of the value of total compensation awarded to the NEOs is to be comprised of equity awards of which 50% of the equity awards are performance-based Restricted Stock.
Cumulative TSR of the Company and FTSE NAREIT All Equity REITs Index:
As demonstrated by the following graph, the Company's cumulative TSR over the four-year period presented in the table was $110, which was aligned with the FTSE NAREIT All Equity REITs Index over the four years presented in the table.

Narrative Disclosure of the Company's Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee has reviewed the Company's compensation policies and practices and believes it has taken reasonable and appropriate actions to mitigate the risk that the Company’s compensation policies and practices would lead to conduct that would have an unintended material adverse effect on the Company. The assessment included a review of the components of the NEOs compensation. For the Base Salary component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) Base Salary is a relatively small portion of total compensation for the NEOs, and (ii) the NEOs and employees have signed the Company's Employee Handbook and Business Ethics and Conduct Policy agreeing to maintain the highest standards of personal and professional integrity at all times and to comply with the Company’s policies and procedures. For the performance-based Cash Bonus, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the Cash Bonus targets are tied to near-term operational goals that the Compensation Committee believes promote long-term growth of the Company and increased stockholder value and are not generally susceptible to accounting risk; and (ii) a portion of the Cash Bonus is payable at the discretion of the Compensation Committee based on the achievement of strategic initiatives. For the Equity Compensation component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the Board has previously established share ownership guidelines for the NEOs to align their interests with those of the stockholders; (ii) the grants and terms of restricted stock are established by the Compensation Committee; and (iii) the Compensation Committee granted restricted stock rather than options to limit the risky behavior associated with trying to maximize stock price. In addition, there are no formulaic compensation arrangements that could create unintended compensation and the Compensation Committee has the ability to exercise discretion over all pay; the CEO meets regularly with the Compensation Committee and quarterly with the Compensation Committee, Executive Committee, Strategic Planning and Audit Committee chairpersons; the Company's Internal Audit department performs property and other corporate audits to ensure compliance with policies and procedures; the Company maintains a whistleblower hotline; and quarterly disclosure meetings are held with the Executive Officers and senior management for the purpose of allowing full disclosure of information that may impact the financial statements and related disclosures.
Compensation Recovery
On January 22, 2024, the Company filed an amendment to its Form 10-K for the year ended December 31, 2022 originally filed on February 21, 2023, and amendments to its Form 10-Qs for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 (collectively, the "Original Reports"), to restate certain financial information in its previously issued financial statements in the Original Reports. The Company determined that the restatement would not result in the recovery of any compensation under the Compensation Recovery Policy because the restatement did not impact any of the performance targets related to Cash Bonuses or Equity Compensation and, therefore, did not result in any erroneously awarded compensation as defined in the Compensation Recovery Policy.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members for the year ended December 31, 2023 were Mr. Calian, Mr. Contis, Ms. Freedman and Ms. Rosenberg. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no "compensation committee interlocks" existed during 2023. For a description of certain transactions with Directors or their affiliates, see the "Certain Relationships and Related Transactions" section of this Proxy Statement.

PROPOSAL NO. 3
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires the Company to allow stockholders an opportunity to cast a non-binding, advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a "Say on Pay" proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to the Company's fiscal 2023 executive compensation programs and policies and the compensation paid to the named executive officers.
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC's rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on a non-binding advisory basis."
As discussed in the CD&A section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain qualified executive officers who are accountable for the performance of the Company and to promote an ownership mentality among our Executive Officers. The compensation of our Executive Officers reflects the success of our management team in attaining certain operational goals which leads to the success of the Company and serves the best interests of our stockholders.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year's annual compensation to the named executive officers. Your non-binding, advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company's executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.
Vote Required
Non-binding, advisory approval of this Say on Pay Proposal requires the affirmative vote of a majority of the votes cast by stockholders of record. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional duty on the part of the Board, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our NEOs' compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
Board of Directors Recommendation
The Board unanimously recommends a vote "FOR" approval, on a non-binding, advisory basis, of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 4
APPROVAL OF OUR 2024 EQUITY INCENTIVE PLAN
The Board recommends that the stockholders approve the adoption of our 2024 Equity Incentive Plan (the "2024 Plan"). The 2024 Plan was approved by our Compensation Committee on February 2, 2024, and by our Board on February 6, 2024, subject to approval by our stockholders. If approved by our stockholders, the 2024 Plan would:
●    Provide for 3,500,000 shares of our Common Stock to be reserved for issuance, plus any shares of Common Stock related to awards outstanding under the 2014 Plan that terminate by expiration or forfeiture, cancellation, lapse or otherwise without issuance of such shares after the date the 2024 Plan is approved;
●    Provide for a new termination date of April 30, 2034, the tenth anniversary of the date the 2024 Plan was approved by our stockholders; and
●    Limit non-executive director pay to $750,000 (inclusive of cash compensation) per calendar year or $1,000,000 in the calendar year in which service on the board commences.
The Company's 2014 Equity Incentive Plan (the "2014 Plan") expires on May 13, 2024. If stockholders approve the 2024 Plan at the Annual Meeting, the 2024 Plan will replace the 2014 Plan and be the sole plan available to us to provide equity incentive compensation to eligible participants and the maximum number of shares available for grant will be 3,500,000 shares of Common Stock (directly or through underlying securities that are exercisable or exchangeable for shares of Common Stock) (“Shares”), plus any Shares related to awards outstanding under the 2014 Plan that terminate by expiration or forfeiture, cancellation, lapse or otherwise without the issuance of such shares after the date the 2024 Plan is approved. No further awards will be granted under the 2014 Plan. If the stockholders do not approve the 2024 Plan, the 2014 Plan will continue in accordance with its terms as in effect immediately prior to the date the 2024 Plan was approved by the Board, until it expires on May 13, 2024.
The purpose of the 2024 Plan is to (i) attract and retain qualified directors, key employees and other service providers; and (ii) encourage them to increase their efforts to make our business more successful, whether directly or through our subsidiaries or other affiliates. While equity grants are an important and significant part of our compensation program, we are mindful of our responsibility to our stockholders to appropriately limit the dilution caused by equity awards granted as a form of compensation. We believe that having an equity plan in place with a sufficient number of Shares is critical to our ability to attract, retain and motivate directors, officers, employees and service providers in a highly competitive marketplace and ensures that our executive compensation is structured in a manner that aligns the executives’ interests with our success, and maintain a culture based on employee share ownership. We believe the above limit of the number of Shares will be sufficient to incentivize and compensate our key employees and service providers for several years. Accordingly, we are seeking stockholder approval of the 2024 Plan.
Our Board unanimously recommends a vote "FOR" the adoption of our 2024 Plan.
Summary of the Provisions of Our 2024 Equity Incentive Plan
The following is a summary of the material terms of our 2024 Plan is qualified in its entirety by the specific language of the 2024 Plan, a copy of which is attached hereto as Appendix B.
Purpose
The purpose of the 2024 Plan is to:

●    Attract and retain qualified directors, key employees and other service providers; and
●    Encourage them to increase their efforts to make our business more successful, whether directly or through our subsidiaries or other affiliates.
Eligible Participants
Employees, directors, officers, advisors, consultants, and other personnel of ours and our subsidiaries are eligible to participate in the 2024 Plan. In addition, our Compensation Committee may approve the participation of other persons (including advisors and consultants) expected to provide significant services to us or our subsidiaries. Eligibility for awards under the 2024 Plan generally is determined by our Compensation Committee. As of the record date of the Annual Meeting, February 16, 2024, all employees, non-employee directors and consultants are eligible participants. We have historically only granted awards to non-employee directors and employees, and we anticipate that our future awards under the 2024 Plan will be consistent with prior years. We have eight non-

employee Director nominees, and we have historically granted awards to approximately six employees, who are comprised of our Executive Officers and other members of senior management.

Administration of the 2024 Plan
Our Compensation Committee has the authority to:

●    Administer and interpret the 2024 Plan and any award;
●    Authorize the granting of awards to eligible participants;
●    Determine the eligibility of participants to receive an award;
●    Determine the number of Shares to be covered under any award agreement, considering the position and responsibilities of the eligible participants, the nature and value to us of the eligible participants' present and potential contribution to our success, whether directly or through our subsidiaries, and/or such other factors as our Compensation Committee may deem relevant;
●    Approve the forms of award agreements;
●    Determine the terms applicable to each award, which may differ among individual awards and participants, and may include performance goals;
●    Accelerate at any time the exercisability or vesting of all or any portion of any award;
●    Extend at any time the period in which options or stock appreciation rights may be exercised; provided, that such awards cannot have a term longer than ten (10) years;
●    Decide all disputes arising in connection with the 2024 Plan; and
●    Otherwise supervise the administration of the 2024 Plan.

Grants to our independent directors will be made and administered by our Board rather than our Compensation Committee. References below to our Compensation Committee include a reference to our Board for those awards with respect to which our Board is acting as administrator.
Available Shares of Common Stock
If the 2024 Plan is approved, the maximum of Shares that will become available for issuance under the 2024 Plan will be (a) 3,500,000 shares of Common Stock, plus (b) that number of Shares related to awards outstanding under the 2014 Plan as of the date the 2024 Plan is approved by a majority of the votes cast by stockholders at the Annual Meeting at which quorum is present (the “Effective Date”) that thereafter terminate by expiration or forfeiture, cancellation, lapse or otherwise without the issuance of such shares. Shares that actually have been issued under the 2024 Plan pursuant to an Award shall not be returned to the 2024 Plan and shall not become available for future issuance under the 2024 Plan, except that if unvested Shares are forfeited, such Shares shall become available for future issuance under the 2024 Plan.

For the avoidance of doubt, the following Shares may not again be made available for issuance as awards under the 2024 Plan: (a) shares covered by an award that are surrendered or withheld (i) in payment of the award’s exercise or purchase price (including pursuant to the “net exercise” of an option), (ii) in satisfaction of tax withholding obligations with respect to an award, or (b) shares repurchased on the open market with the proceeds of any option exercise price. If a stock appreciation right payable in shares is exercised, such exercise shall reduce the maximum aggregate number of shares which may be issued under the 2024 Plan by the gross number of shares subject the stock appreciation right (or, if less than the entire stock appreciation right is exercised, by the gross number of Shares subject to the portion of the stock appreciation right that is exercised). Each Share issued in connection with the conversion of (or other distribution on account of) a Long-Term Incentive Plan ("LTIP") Unit or an Appreciation Only ("AO") LTIP Unit will reduce the number of Shares available for issuance under the 2024 Plan by one share. Furthermore, the maximum Grant Date Fair Value of awards granted under the 2024 Plan to a non-employee director, when combined with cash compensation, is $750,000 per calendar year, or $1,000,000 in the calendar year in which service on the Board commences. The 3,776,235 Shares that could be issuable under the 2024 Plan, if approved (which includes all of the 276,235 Shares underlying currently outstanding awards on the assumption those Shares could become available for issuance under the 2024 Plan if the awards terminate by expiration, forfeiture, cancellation, lapse or otherwise without the issuance of Shares), represents an overhang of 2.0% based on 186,493,598 Shares outstanding as of March 14, 2024, on a fully diluted basis (which includes 3,500,000 shares that would be available for issuance under the 2024 Plan).

The numbers of shares of Common Stock available for grant under the 2024 Plan at any given time will include:

●    Shares subject to outstanding awards made under the 2024 Plan that are later cancelled, expire, are forfeited or lapse for any reason; and
●    Shares subject to any restricted stock unit, dividend equivalent right or other equity-based award (other than stock appreciation rights) that are settled in cash.

In addition, awards granted in substitution, assumption, continuation or adjustment of awards remaining available for grant under our 2024 Plan pursuant to a change in control or other corporate transaction will not count against the number of shares of Common Stock remaining available for issuance under the 2024 Plan. Furthermore, consistent with applicable stock exchange listing rules, the Shares available under a stockholder-approved plan of an entity acquired by us will be available for awards granted to individuals who were not employees of ours immediately before such acquisition and will not count against the number of Shares remaining available for issuance under the 2024 Plan.
Awards Under the 2024 Plan
The 2024 Plan authorizes grants of incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, LTIP Units and AO LTIP Units, which would be awards in our Operating Partnership that may become convertible into shares of Common Stock, and other forms of equity-based compensation.

Our Compensation Committee (or our Board with respect to awards made to our independent directors) determines the terms and conditions of each award at the time of grant, including whether payment of awards may be subject to the achievement of performance goals, consistent with the provisions of the 2024 Plan.

Stock Options. The terms of specific options, including whether options shall constitute "incentive stock options" for purposes of Section 422(b) of the Code, and any applicable vesting conditions, will be determined by our Compensation Committee. The exercise price of an option will be determined by our Compensation Committee and reflected in the applicable award agreement. The exercise price may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder) of the fair market value of our Common Stock on the date of grant. Each option will expire after the period specified in the award agreement (as may be extended by our Compensation Committee), which will not exceed ten years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). Options will be exercisable at such times and subject to such terms as determined by our Compensation Committee. Our Compensation Committee may permit the recipient to exercise the option without the payment of the exercise price and to receive Common Stock with a fair market value equal to the excess of the fair market value of the shares of stock with respect to which the option is being exercised over the exercise price of the option with respect to those shares. The repricing of stock option awards is specifically prohibited.

Stock Appreciation Rights. The terms of specific stock appreciation rights, including any applicable vesting conditions, will be determined by our Compensation Committee. The exercise price of stock appreciation right will be determined by our Compensation Committee and reflected in the applicable award agreement. The exercise price may not be lower than 100% of the fair market value of our Common Stock on the date of grant. Each stock appreciation right will expire after the period or periods specified in the award agreement (as may be extended by our Compensation Committee), which will not exceed ten years from the date of grant. Stock appreciation rights will be exercisable at such times and subject to such terms as determined by our Compensation Committee. The repricing of stock appreciation rights is specifically prohibited.

Restricted Stock. A restricted stock award is an award of Shares that is subject to restrictions on transferability and such other restrictions, if any, as our Compensation Committee may impose at the date of grant. Grants of restricted stock may be subject to service and/or performance-based vesting restrictions as determined by our Compensation Committee. Unless otherwise provided in an applicable award agreement, a participant granted restricted stock will have all the rights of a stockholder of our company, including the right to vote the stock and the right to receive any cash dividends currently or when the shares of stock vest, as determined by our Compensation Committee. Holders of restricted stock are prohibited from selling the shares until they vest.

Restricted Stock Units. Restricted stock units will vest as provided in the applicable award agreement. A restricted stock unit represents a right to receive the fair market value of a Share, or, if provided by our Compensation Committee, the right to receive the fair market value of a Share in excess of a base value established by our Compensation Committee at the time of grant. Restricted stock units generally may be settled by transfer of Common Stock or, if so determined by our Compensation Committee, in cash. Unless otherwise provided in the applicable award agreement, the settlement date with respect to a restricted stock unit is the first day of the month to follow the date on which the restricted stock unit vests.

Dividend Equivalent Rights. A dividend equivalent right is a right to receive (or have credited) the equivalent value (in cash or Common Stock) of cash distributions made on Common Stock. A dividend equivalent right may not be granted in connection with an award of options or stock appreciation rights. Our Compensation Committee may provide that amounts payable with respect to dividend equivalent rights will be converted into cash or additional Shares. Our Compensation Committee may establish other limitations and conditions of awards of dividend equivalent rights as it deems appropriate. Our Compensation Committee may establish a program under which participants can defer dividend equivalent rights or have restricted stock units credited upon a grant of dividend equivalent rights.

Long-Term Incentive Plan ("LTIP") Units and Appreciation Only ("AO") LTIP Units. The Compensation Committee shall have the right to grant LTIP Units and AO LTIP Units (with or without vesting conditions), in each case having such terms and conditions as the Compensation Committee may determine. The rights and features of LTIP Units and AO LTIP Units, if applicable, will be set forth in the Agreement of Limited Partnership, as amended (the “LPA”), of the Operating Partnership, and an applicable award agreement. The LPA does not specifically provide for LTIP Units or AO LTIP Units; however, the 2024 Plan includes terms relating to these types of awards so that we may award them in the future. AO LTIP Units are generally capped at the amount of appreciation in a share of Common Stock between the grant date and the date the unit is converted into Shares and, thus, has economics similar to a stock option. LTIP Units and AO LTIP Units awarded under the 2024 Plan may be (a) convertible, exchangeable, or redeemable for other units in the Operating Partnership or Shares, or (b) valued by reference to the book value, fair value, or performance of the Operating Partnership. Each LTIP Unit and each AO LTIP Unit granted under the 2024 Plan shall vest and be forfeited at such times and under such conditions as shall be determined by the Compensation Committee and stated in the Award Agreement. Subject to the terms and provisions of the 2024 Plan and the LPA, the Compensation Committee, at any time and from time to time, may grant LTIP Units and/or AO LTIP Units to any person eligible for an Award under the 2024 Plan in such amounts and upon such terms as the Compensation Committee shall determine, which need not be the same with respect to each Grantee; provided that LTIP Units and AO LTIP Units must be granted for service to or on behalf of the Limited Partnership.

Other Stock-Based Awards. The 2024 Plan authorizes our Board to grant other awards based upon our Common Stock.
Performance Goals
The Committee, in its discretion, (i) may establish one or more performance goals as a precondition to the issuance or vesting of awards, and (ii) may provide, in connection with the establishment of the performance goals, for predetermined Awards to those participants (who continue to meet all applicable eligibility requirements) with respect to whom the applicable performance goals are satisfied. Each such award will be earned only upon the achievement of the applicable performance goals. However, our Compensation Committee may adjust or modify the calculation of performance goals for a performance cycle in order to prevent the dilution or enlargement of the rights of a participant in connection with a change in control or any unusual or extraordinary corporate item, transaction, event or development, with any other unusual or nonrecurring events affecting us or our financial statements, or with changes in applicable laws, regulations, accounting principles, or business conditions. Our Compensation Committee will meet after the performance cycle to review and certify in writing whether, and to what extent, the performance goals have been achieved, and determine the actual size of each award.

Our Compensation Committee may consider performance criteria to establish performance goals for awards, including, but not limited to:

●    Total stockholder return;
●    Growth in funds from operations and normalized funds from operations;
●    Revenues;
●    Net income;
●    Common stock price and/or earnings per share;
●    Dividend growth;
●    Return on assets,
●    Net assets and/or capital;
●    Return on stockholders' equity;
●    Debt/equity ratio;
●    Working capital;
●    Financial performance versus our peers;
●    Economic value added;
●    Acquisitions;
●    Expense reductions; and
●    Adherence to our strategic plan.

Such performance criteria may be measured either in absolute terms or on an incremental basis, on a per share basis, or based on results compared to our peer group. In certain circumstances, our Compensation Committee, in its discretion, may adjust or modify the calculation of these performance goals for a performance cycle.

Adjustments in Connection with a Change in Control or Other Corporate Transaction
In the event of certain mergers, corporate reorganizations, share splits or other events, our Compensation Committee will make certain adjustments to the number of Shares available under the 2024 Plan and to awards granted or that may be granted under the 2024 Plan (including the number and kind of stock or awards that may be granted, the number and kind of stock or other property underlying outstanding awards and, if applicable, the exercise price and performance goals), and may otherwise take actions which, in its discretion, are necessary to preserve the rights of the participants.

Upon a change in control, our Compensation Committee generally may take one or more of the following actions as it determines necessary with respect to all or some outstanding awards:

●    Provide that all (or some) outstanding awards will become fully or partially vested or, if applicable, exercisable;
●    Cash settle options and stock appreciation rights for an amount equal to the difference, if any, between the consideration received by our stockholders in connection with the change in control and the applicable exercise price;
●    Permit the exercise of options and stock appreciation rights within a specified period of time prior to the change in control;
●    Provide that awards will be assumed or continued by the successor entity;
●    Provide that awards will be substituted with new awards of the successor entity or its parent, making appropriate adjustments to the number and kind of stock and, if appropriate, the exercise price; or
●    Other adjustments if our Compensation Committee determines that such adjustments do not have a material and adverse impact on the participants.
Tax Withholding
Participants under the 2024 Plan are responsible for the payment of any U.S. federal, state or local taxes, including those that we are required by law to withhold upon any option exercise or vesting or settlement of other awards. Subject to the terms of the award agreement or approval by our Compensation Committee, the Compensation Committee may require or participants may elect to have their tax withholding obligations satisfied either by authorizing us to withhold shares of Common Stock to be issued pursuant to the exercise of an option or stock appreciation right, or the vesting or settlement of another award, or by transferring to us shares of Common Stock having a value up to the amount of such taxes.
Amendment and Termination
If the 2024 Plan is approved, we will be able to grant awards until the tenth anniversary of the plan's approval. Our Board generally may amend the 2024 Plan as it deems advisable, except that the 2024 Plan may not be amended without stockholder approval if the absence of such approval would cause the 2024 Plan to fail to comply with any applicable legal requirement or applicable stock exchange or similar rule, and no amendment may materially and adversely affect a participant with respect to an award previously granted without such participant's consent unless such amendment is required in order to comply with applicable laws or applicable stock exchange or other rules.
Repricing
Except in the event of certain changes in capital structure, neither our Board nor our Compensation Committee may (i) reduce the exercise price of previously awarded options or stock appreciation rights, (ii) cancel, surrender, replace or otherwise exchange outstanding options or stock appreciation rights when the fair market value of the shares subject to such outstanding option or stock appreciation right is less than the exercise price for such award, or (iii) take any other action that would be deemed to be a repricing under the rules of the NYSE or any other applicable stock exchange, in each case without stockholder approval.
Compensation Recovery Policy
To the extent required by applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any policy in effect or that may be adopted by us (including our Compensation Recovery Policy), amounts paid or payable pursuant to the 2024 Plan will be subject to clawback to the extent necessary to comply with such laws or policies, including forfeiture of awards and repayment of amounts paid or payable pursuant to the 2024 Plan. See the "Compensation Recovery Policy" section of this Proxy Statement.

Material U.S. Federal Income Tax Consequences
The following is a summary of the material U.S. federal income tax consequences of awards under the 2024 Plan. This summary is based upon the Code, the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not address other federal taxes (such as the alternative minimum tax, employment taxes, or gift or estate taxes) or tax considerations under state, local or foreign laws. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular participant in the 2024 Plan in light of its tax circumstances, or to participants subject to special tax rules.
Incentive Stock Options
In general, the grant and the exercise of an incentive stock option will not result in taxable income to an option holder or in a deduction for us. To receive special tax treatment as an incentive stock option under the Code, the option holder cannot dispose of the Shares acquired upon exercise of the incentive stock option within the later of two years after the option is granted or one year after the transfer of the stock to the option holder upon the exercise of the option. In addition, the option holder must be an employee of ours or of a qualified subsidiary at all times between the date of grant and the date three months (or one year in the case of disability) before exercise of the option. Note that special rules apply in the case of the death of the option holder. The treatment of incentive stock options under the Code generally allows any gain resulting from the sale of Shares received upon exercise to be treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, if the option holder satisfies the holding period rules described in this paragraph, the exercise of an incentive stock option will give rise to income includable by the option holder in his or her alternative minimum taxable income for purposes of the alternative minimum tax. The includable amount will be the excess of the fair market value of the of the underlying Shares on the exercise date over the exercise price of the option.

If the option holder does not satisfy the holding period rules noted above, certain gain recognized on the disposition of the Shares acquired upon the exercise of an incentive stock option will be ordinary income. This gain will be equal to the difference between the exercise price and the fair market value of the stock at the time of exercise (special rules may apply if the amount realized is less than the value at exercise.) We generally will be entitled to a deduction for U.S. federal income tax purposes equal to the amount of gain included by an option holder as ordinary income. Any excess of the amount realized upon the option holder's disposition over the fair market value of a Share at exercise generally will be long-term or short-term capital gain depending on the holding period involved. However, special tax rules may apply if the option holders pay the exercise price by any means other than a cash payment.
Non-Qualified Stock Options
A holder of a non-qualified stock option will not recognize income at the time of grant. However, the option holder will generally recognize ordinary income at the time the non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying Shares on the exercise date over the exercise price. We generally will be entitled to a deduction for U.S. federal income tax purposes in the same amount as the amount included by the option holder in ordinary income with respect to his or her non-qualified stock option.

Gain or loss on a subsequent sale or other disposition of the Shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and generally will be long-term or short-term capital gain depending on the holding period involved. The tax basis of the Shares acquired upon the exercise of a non-qualified stock option will be equal to the sum of the exercise price of the non-qualified stock option and the amount included in income with respect to the option. However, special tax rules may apply if the option holder pays the exercise price by any means other than a cash payment.
Stock Appreciation Rights
A holder of a stock appreciation right will not recognize income at the time of grant. However, the holder will generally recognize ordinary income at the time the stock appreciation right is exercised in an amount equal to the fair market value of the Shares issued to the holder on the exercise date or the amount of cash received by the holder upon exercise. We generally will be entitled to a deduction for U.S. federal income tax purposes in the same amount as the amount included by the holder in ordinary income with respect to his or her stock appreciation right.

If the stock appreciation right is settled in Shares, gain or loss on a subsequent sale or other disposition of such shares will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and generally will be long-term or short-term capital gain depending on the holding period involved. The tax basis of the Shares acquired upon the exercise will be equal to the sum of the exercise price of the stock appreciation right, if paid by the holder, and the amount included in income with respect to the stock appreciation right. However, special tax rules may apply if the holder pays the exercise price by any means other than a cash payment.
Restricted Stock
Unless a holder of a restricted stock makes an "83(b) election" (as discussed below), there generally will be no tax consequences upon the grant of restricted stock or at any time until the restricted stock is no longer subject to a substantial risk of forfeiture or is transferable (free of the risk). Generally, when the restrictions are lifted, the holder will recognize ordinary income (and we will be entitled to a deduction for federal income tax purposes) equal to the difference between the fair market value of the stock at such time and the amount, if any, paid by the holder for the restricted stock. Subsequent changes in the value of the stock generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the stock is held prior to its disposition. Unless an "83(b) election" is made (as discussed below), dividends on stock subject to restrictions generally will be considered compensation income.

In general terms, if a holder makes an election under Section 83(b) of the Code within 30 days of the grant of restricted stock, the holder will recognize ordinary income on the date of grant (and we will be entitled to a deduction) equal to (i) the fair market value of the restricted stock as though the stock were not subject to a substantial risk of forfeiture or transferable, minus (ii) the amount, if any, paid for the restricted stock. If an 83(b) election is made, generally, there will be no tax consequences to the holder when the stock is no longer subject to a substantial risk of forfeiture or is transferable, and all subsequent appreciation or depreciation in the restricted stock generally will be eligible for capital gains treatment.
Restricted Stock Units
The restricted stock units have been designed with the intention that there will be no tax consequences until payment is made to the participant with respect to the restricted stock unit. When payment is made, the participant generally will recognize ordinary income (and we will generally be entitled to a deduction) equal to the fair market value of the Shares and/or cash, as applicable, received upon payment.
Dividend Equivalent Rights
There generally will be no tax consequences as a result of the award of a dividend equivalent right. When payment is made, the holder of the dividend equivalent right generally will recognize ordinary income (and we generally will be entitled to a deduction) equal to the amount received in respect of the dividend equivalent.
LTIP Units and AO LTIP Units
LTIP Units and AO LTIP Units are intended to be profits interests in the Operating Partnership. Under current U.S. federal tax laws, subject to satisfying certain conditions, generally neither the grant nor vesting of profits interests is a taxable event; however, the recipient of a profits interest will generally be subject to a share of income, gains and losses of the partnership. If an LTIP Unit or AO LTIP Unit does not qualify as a profits interest, it will generally be taxed upon grant or vesting, similar to restricted stock.
New Plan Benefits
The number of Shares and types of awards that may be granted to our NEOs, independent directors and other participants under the 2024 Plan are not yet determinable, because the amounts and types of awards and selection of participants are subject to the discretion of our Compensation Committee or our Board.

Assuming the 2024 Plan is approved by our stockholders, we anticipate that our Compensation Committee or our Board will make equity awards to our Directors for 2024 that will be consistent with the annual awards made in prior years.

Historical Grant Information
As of the record date of the Annual Meeting, February 16, 2024, 4,999,902 shares of Common Stock remained available for issuance under the 2014 Plan. For further information about awards to our NEOs, see "Compensation Discussion and Analysis." For further information about awards to our directors, see "Proposal No. 1: Election of Directors - Director Compensation." The closing price of a share of our Common Stock on February 16, 2024 was $66.18.
The following table sets forth information regarding outstanding options, warrants and rights under our 2014 Plan and equity compensation plans not approved by stockholders, rights to acquire Shares outstanding and Shares available for issuance under our ESPP, in each case as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available at fiscal year-end for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders:
2014 Stock Option and Stock Award Plan	89,435 (1)	$56.18	5,090,280
Equity compensation plans not approved by stockholders:
2016 Non-Qualified Employee Stock Purchase Plan	—	—	644,579
Total	89,435		5,734,859
(1)    This amount represents the total number of shares issuable pursuant to outstanding stock options granted to our NEOs, directors and employees under the 2014 Plan.

In addition, the following table shows our annual “burn rate” (or annual share usage rate) over the past three years, which we determine by dividing (1) the total time-based awards granted, plus the total performance-based awards earned, by (2) the weighted average outstanding Shares on a fully-diluted basis.

Fiscal Year	Full-Value Awards		Stock Options	Total	Weighted Average Shares and OP Units Outstanding (1)	Weighted Average Exercise Price of Stock Options	Annual Share Usage Rate ("burn rate")
	Time-Based Awards Granted (Restricted Stock, Restricted Stock Units, LTIP Units)	Performance-Based Awards Earned (Restricted Stock, Restricted Stock Units, LTIP Units)
2023	101,831	41,921	8,450	152,202	195,530,935	$68.01	0.08%
2022	91,059	53,012	7,210	151,281	195,069,000	$79.72	0.08%
2021	110,588	57,308	16,185	184,081	192,656,000	$68.74	0.10%
Three-Year Average Share Usage Rate ("burn rate")							0.08%
(1)    Reflects the weighted average number of outstanding Shares and Operating Partnership units that are convertible into shares of our Common Stock on an as converted basis, in the year indicated.
Vote Required
The affirmative vote of a majority of the votes cast by stockholders of record in person or by proxy at the Annual Meeting is necessary to approve the 2024 Equity Incentive Plan.
Board of Directors Recommendation
The Board unanimously recommends a vote "FOR" the proposal to approve the 2024 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information with respect to each person known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of February 16, 2024.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Class
The Vanguard Group, Inc. (1)	24,828,536	13.3%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc. (2)	23,546,572	12.6%
55 East 52nd Street
New York, New York 10055
T. Rowe Price Associates, Inc. (3)	13,457,408	7.2%
100 E. Pratt Street
Baltimore, Maryland 21202
Aristotle Capital Management, Inc. (4)	11,086,915	5.9%
11100 Santa Monica Blvd., Suite 1700
Los Angeles, California 90025
State Street Corporation (5)	10,798,995	5.8%
1 Congress Street, Suite 1
Boston, Massachusetts 02114
(1)Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2023, The Vanguard Group, Inc. is the beneficial owner of 24,828,536 shares of Common Stock and has shared voting power over 273,047 shares of Common Stock and sole dispositive power over 24,275,247 shares of Common Stock.
(2)Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2023, BlackRock, Inc. is the beneficial owner of 23,546,572 shares of Common Stock and has sole voting power over 22,328,081 shares of Common Stock and sole dispositive power over 23,546,572 shares of Common Stock.
(3)Pursuant to a Schedule 13G filed with the SEC for calendar year 2023, T. Rowe Price Associates, Inc. is the beneficial owner of 13,457,408 shares of Common Stock and has sole voting power over 6,675,357 shares of Common Stock and sole dispositive power over 13,454,524 shares of Common Stock.
(4)Pursuant to a Schedule 13G filed with the SEC for calendar year 2023, Aristotle Capital Management, Inc. is the beneficial owner of 11,086,915 shares of Common Stock and has sole voting power over 10,327,598 shares of Common Stock and sole dispositive power over 11,086,915 shares of Common Stock.
(5)Pursuant to a Schedule 13G filed with the SEC for calendar year 2023, State Street Corporation is the beneficial owner of 10,798,995 shares of Common Stock and has shared voting power over 8,268,467 shares of Common Stock and shared dispositive power over 10,775,195 shares of Common Stock.
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth, as of February 16, 2024, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each Director of the Company, by the NEOs and by all such Directors and NEOs as a group. The address for each of the Directors and NEOs is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the Common Stock set forth in the following table.

Name of Beneficial Holder	Shares of Common Stock (1)	Common Stock Shares Upon Exercise of Options (2)	Total Shares of Common Stock	Percentage of Common Stock Class (3)
Andrew Berkenfield	3,457	15,305	18,762	*
Derrick Burks	4,702	—	4,702	*
Philip Calian	212,684	—	212,684	*
David Contis (4)	24,613	—	24,613	*
David Eldersveld	91,237	—	91,237	*
Constance Freedman	7,460	24,540	32,000	*
Thomas Heneghan (5)	400,616	—	400,616	*
Marguerite Nader	293,936	—	293,936	*
Radhika Papandreou(6)	—	—	—	*
Scott Peppet (7)	12,867	—	12,867	*
Sheli Rosenberg (8)	1,121,694	—	1,121,694	*
Paul Seavey	180,451	—	180,451	*
Patrick Waite	242,585	—	242,585	*
Directors and Executive Officers as a group (13 persons)	2,596,302	39,845	2,636,147	1.4%
* Less than 1%
(1)    The Operating Partnership is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own OP Units which are exchangeable for an equivalent number of shares of Common Stock. The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.
(2)    The amounts shown in this column reflect shares of Common Stock underlying options, which are currently exercisable or exercisable within 60 days of the Record Date.
(3)    In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.
(4)    21,472 shares of Common Stock are held by the Contis Family Trust and 1,000 shares of Common Stock are held by Mr. Contis in custodial accounts for his grandchildren.
(5)    Includes 297,514 shares of Common Stock beneficially owned by Mr. Heneghan's spouse, as to which Mr. Heneghan disclaims beneficial ownership.
(6)    Ms. Papandreou was elected to the Board in February 2024.
(7)    Mr. Peppet's daughter beneficially owns 190 shares of Common Stock, as to which Mr. Peppet disclaims beneficial ownership.
(8)    Includes 46,120 OP Units beneficially owned by Ms. Rosenberg, which are exchangeable into 46,120 shares of Common Stock. Also includes approximately 378,255 shares of Common Stock beneficially owned by Ms. Rosenberg's spouse, as to which Ms. Rosenberg disclaims beneficial ownership. On February 6, 2024, Ms. Rosenberg informed the Board that she would not stand for reelection at the Company's Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:    Why did I receive these materials?
A:    Pursuant to the SEC notice and access rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 21, 2024, we will begin mailing to all stockholders of record at the close of business on the Record Date a Notice of Internet Availability of Proxy Materials (the "Notice"). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a set of the proxy materials in printed form by mail or electronically by email at no charge. Instructions on how to access the proxy materials over the Internet and how to request printed copies are included in the Notice.

Q:    How can I get electronic access to the proxy materials?
A:    The Notice will provide you with instructions regarding how to:
•View our proxy materials for the Annual Meeting on the Internet; and
•Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Q:    Who Is Entitled to Vote?
A:    You are entitled to vote your shares of the Company's Common Stock on the Proposals if you held your shares of Common Stock at the close of business on the Record Date. As of the Record Date, a total of 186,492,242 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.
Q:    What Is Required to Hold the Annual Meeting?
A:    The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote virtually, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.
Q:    How Do I Vote?
A:    Your vote is important. Stockholders can vote virtually at the Annual Meeting or by proxy. Stockholders can authorize a proxy to vote online over the Internet by following the instructions provided in the Notice, or if you requested printed copies of the proxy materials, you can also authorize a proxy by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you authorize a proxy over the Internet or by telephone, you do NOT need to return your proxy card. If you authorize a proxy, the individuals named on the proxy card as representatives will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for Director and whether your shares of Common Stock should be voted for or against the other proposals. Stockholders who wish to vote virtually at the Annual Meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares of Common Stock of record.
Q:    Can I Change or Revoke My Proxy?
A:    Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy (including Internet or phone proxy) or by voting virtually at the Annual Meeting. You may also revoke your proxy by filing a written notice with our Corporate Secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting virtually and request that they be so suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.
Q:    How Do I Attend the Virtual Annual Meeting?
A:    Broadridge Financial Institutions ("Broadridge") will host the virtual Annual Meeting. In order to attend the virtual Annual Meeting, vote during the Annual Meeting and submit questions, please log into the meeting platform at: www.virtualshareholdermeeting.com/ELS2024 as further described below.
The virtual Annual Meeting will begin promptly at 9:00 a.m. Central Time on Tuesday, April 30, 2024, and online access will begin at 8:45 a.m. Central Time. We encourage you to access the virtual Annual Meeting prior to the start time. Broadridge will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting.

Q:    Vote is Needed to Approve Each Proposal?
A:    Following are the votes needed to approve each Proposal at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.
Proposal 1:    The affirmative vote of a plurality of all the votes cast by stockholders of record is necessary to elect the nine (9) nominees for director.
Proposal 2:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to ratify the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2024.
Proposal 3:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve, on a non-binding, advisory basis, the executive compensation of our named executive officers as disclosed in this Proxy Statement.
Proposal 4:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve our 2024 Equity Incentive Plan.
Other Matters:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve any other matters properly presented at the Annual Meeting for stockholder approval.
We will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter being voted on at the Annual Meeting and will not be counted as "votes cast." Therefore, abstentions will have no effect on any of the Proposals, assuming a quorum is present. A vote that is "withheld" will have the same effect as an abstention. Broker "non-votes," or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares of Common Stock on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of Common Stock are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares of Common Stock on Proposal No. 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on Proposals No. 1, 3 and 4 without instructions from you, in which case a broker "non-vote" will occur and your shares of Common Stock will not be voted on these matters. None of the Proposals, if approved, entitle any of the stockholders to appraisal rights under Maryland law.
Q:    How is My Vote Counted?
A:    If you properly execute a proxy by mail, telephone or over the Internet, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified in the proxy. If no specification is made, the shares of Common Stock will be voted "for" all nominees named in this Proxy Statement for election as director, "for" ratification of the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2024, "for" approval on a non-binding, advisory basis of the executive compensation disclosed in this Proxy Statement and "for" approval of our 2024 Equity Incentive Plan. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted as recommended by the Board, or if there is no recommendation, in the discretion of the proxy holders. No valid stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Q:    Who is Soliciting My Proxy?
A:    This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of solicitation of the proxies. We have retained MacKenzie Partners, Inc. to assist, at a de minimis cost, in the solicitation of proxies. In addition to the solicitation of proxies by mail, our Directors, officers and employees may solicit proxies personally or by telephone at a de minimis cost.

No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.
ADDITIONAL INFORMATION
Certain Relationships and Related Transactions
The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our Directors or Executive Officers and their immediate family members. Our policy regarding related party transactions is outlined in our Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all Directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary. Further, to identify related party transactions, we submit and require our Directors and Executive Officers to complete Director and Officer Questionnaires identifying any transactions with us in which the Director, Executive Officer, or their family members have an interest.
We lease office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity affiliated with Mr. Zell, the former Chairman of our Board. Payments made in accordance with the lease agreement to this entity amounted to approximately $1.9 million for the year ended December 31, 2023, and $1.7 million for both the years ended December 31, 2022 and 2021.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's Executive Officers and Directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on the Company's review of the copies of those forms received by the Company, or written representations from Executive Officers and Directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2023, all appropriate Section 16(a) forms were filed in a timely manner.
Stockholder Proposals for the 2025 Annual Meeting
Stockholder proposals intended to be presented at the 2025 annual meeting of stockholders must be received by our Corporate Secretary no later than November 21, 2024, in order to be considered for inclusion in the Company's Proxy Statement and on the proxy card that will be solicited by the Board in connection with the 2025 annual meeting of stockholders.
In addition, if a stockholder desires to bring business before an annual meeting of stockholders, which is not the subject of a proposal for inclusion in the Company's proxy materials, the stockholder must follow the advance notice procedures outlined in the Company's Bylaws. The Company's current Bylaws provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such annual meeting of stockholders, notice, including all information required by Exchange Act Rule 14a-19, must generally be given to our Corporate Secretary not earlier than the 120th day nor later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders. The 2024 Annual Meeting is scheduled for April 30, 2024. Therefore, if a stockholder desires to present a proposal for the 2025 annual meeting of stockholders without seeking to include the proposal in the Company's proxy materials, the Company must receive notice of the proposal no earlier than December 31, 2024 and no later than 5:00 p.m. Eastern Time on January 30, 2025. Copies of the Bylaws may be obtained from our Corporate Secretary by written request.
2023 Annual Report
Stockholders are concurrently being furnished with a copy of the Company's 2023 Annual Report and Annual Report on Form 10-K. Additional copies of the 2023 Annual Report and Annual Report on Form 10-K and of this Proxy Statement are available at https://materials.proxyvote.com/29472R or by contacting Equity LifeStyle

Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). Copies will be furnished promptly at no additional expense.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single Notice of Annual Meeting of Stockholders will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a notice, please notify us, by directing your request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: David Eldersveld, Corporate Secretary, Telephone: 312-279-1400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.
Other Matters
The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their discretion on such matters.

    By Order of the Board of Directors

    David P. Eldersveld
    Executive Vice President, Chief Legal Officer and
    Corporate Secretary

March 18, 2024
Chicago, Illinois

Appendix A
Supplemental Information for the Compensation Discussion and Analysis in the
Proxy Statement for the 2024 Annual Meeting of Stockholders
INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The "Proxy Statement Summary," "Compensation Discussion and Analysis" and "Pay Versus Performance" sections of this Proxy Statement contain Normalized Funds from Operations ("Normalized FFO"), a non-GAAP financial measure. Funds from Operations ("FFO") is a non-GAAP financial measure. We define FFO as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, depreciation and amortization related to real estate, impairment charges and adjustments to reflect our share of FFO of unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
We define Normalized FFO as FFO excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties, defeasance costs, transaction/pursuit costs, and other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
We believe that FFO and Normalized FFO are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of gains or losses from sales of properties, depreciation and amortization related to real estate and impairment charges, which are based on historical costs and may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our normal operations. For example, we believe that excluding the early extinguishment of debt and other miscellaneous non-comparable items from FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
Our core portfolio consists of properties owned and operated during all of 2022 and 2023. Our non-core portfolio includes all Properties that were not owned and operated during all of 2022 and 2023, including six properties in Florida impacted by Hurricane Ian and two properties in California that were impacted by storm and flooding events.
Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table presents a calculation of FFO available for Common Stock and OP Unit holders and Normalized FFO available for Common Stock and OP Unitholders for the years ended December 31, 2023, 2022, 2021, 2020 and 2019:
Net Income to FFO and Normalized FFO Reconciliation (in millions)

	2023	2022	2021	2020	2019
Net income available for Common Stockholders	$314.2	$284.6	$262.5	$228.3	$279.1
Income allocated to non-controlling interests - Common OP Units	15.5	14.2	13.5	13.1	16.8
Depreciation and amortization	203.7	202.4	188.4	155.1	152.1
Depreciation on unconsolidated joint ventures	4.6	3.9	1.1	0.7	1.2
Gain on unconsolidated joint ventures	(0.4)	—	—	(1.2)	—
Loss (Gain) on sale of real estate, net	3.6	—	0.1	—	(52.5)
FFO available for Common Stock and OP Unit holders	541.2	505.1	465.6	396.0	396.7
Insurance proceeds due to catastrophic weather event and other, net	—	—	—	—	(6.2)
Early debt retirement	0.1	1.1	2.8	10.8	2.1
Lease termination expenses	0.1	3.1	—	1.5	—
Transaction/pursuit costs	0.3	3.8	0.6	—	—
Deferred tax benefit	(10.5)	—	—	—	—
Accelerated vesting of stock-based compensation expense	6.3	—	—	—	—
Normalized FFO available for Common Stock and OP Unit holders	$537.5	$513.1	$469.0	$408.3	$392.6

Appendix B

EQUITY LIFESTYLE PROPERTIES, INC.

2024 EQUITY INCENTIVE PLAN

__________________________________________________

__________________________________________________

TABLE OF CONTENTS

EQUITY LIFESTYLE PROPERTIES, INC.
2024 EQUITY INCENTIVE PLAN

Equity LifeStyle Properties, Inc., a Maryland corporation, wishes to attract and retain qualified key employees, directors, officers, advisors, consultants and other personnel and encourage them to increase their efforts to make the Company’s business more successful whether directly or through its Subsidiaries or other Affiliates in a manner that seeks to provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders. In furtherance thereof, the Equity LifeStyle Properties, Inc. 2024 Equity Incentive Plan is designed to provide equity-based incentives to certain Eligible Persons. Awards under the Plan may be made to Eligible Persons in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, LTIP Units, AO LTIP Units or other forms of equity-based compensation.

1.DEFINITIONS

Whenever used herein, the following terms shall have the meanings set forth below:

“2014 Plan” means the Equity LifeStyle Properties, Inc. 2014 Equity Incentive Plan.

“Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

“AO LTIP Units” will have the meaning set forth in the Limited Partnership Agreement upon amendment or amendment and restatement of the Limited Partnership Agreement to provide for the issuance of AO LTIP Units.

“Award” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, LTIP Units, AO LTIP Units, and other equity-based Awards as contemplated herein.

“Award Agreement” means a written agreement in a form approved by the Committee to be entered into between the Company and the Participant as provided in Section 3.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in the Participant’s Award Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or other Affiliates; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its Subsidiaries, or any other Affiliate; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant’s employment, consulting, confidentiality, intellectual property, or non-competition agreement (if any) with the Company, its Subsidiaries, or any other Affiliate; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (vii) any illegal act detrimental to the Company, its Subsidiaries, or any other Affiliate; or (viii) repeated failure to devote substantially all of the Participant’s business time and efforts to the Company, its Subsidiaries or any other Affiliate if required by the Participant’s employment agreement; provided, however, that, if at any particular time the Participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.

“Change in Control” shall mean the happening of any of the following:

(a)    any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any director, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, either in a single transaction or in a series of transactions, of securities of the Company representing 25% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); or

(b)    any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, Shares representing in the aggregate 75% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the combined voting power of the securities of the Company immediately prior to such consolidation or merger; or

(c)    there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale, lease, exchange or other transfer by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company’s combined voting power immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(d)    the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director, but any such director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Directors shall not be deemed to be an Incumbent Director.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder or any successor thereto.

“Committee” means the Compensation, Nominating and Corporate Governance Committee of the Board, or any successor committee of the Board.

“Common Stock” means the shares of stock of the Company which are Common Stock, par value $.01 per share, either currently existing or authorized hereafter.

“Company” means the Equity LifeStyle Properties, Inc., a Maryland corporation, or any successor thereto.

“Disability” means, unless otherwise provided by the Committee in the Participant’s Award Agreement, a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 180 consecutive days.

“Dividend Equivalent Right” means a right awarded under Section 9 of the Plan to receive (or have credited) the equivalent value of dividends paid on Common Stock.

“Effective Date” means the date described in Section 2.

“Eligible Person” means a key employee, director, officer, advisor, consultant or other full or part-time personnel of the Company and its Subsidiaries or other person expected to provide significant services to the Company or its Subsidiaries, provided any such other person meets the requirements of General Instruction A.1(a) to Form S-8. The Committee may provide that employees of an Affiliate may be Eligible Persons, and may make such arrangements with the foregoing entities as it may consider appropriate, in light of tax and other considerations, in the case of grants directly or indirectly to such employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and other guidance promulgated thereunder or any successor thereto.

“Exercise Price” means the price per Share, determined by the Board or the Committee, at which an Option or Stock Appreciation Right, as applicable, may be exercised, which shall not be less than 100% of the Fair Market Value of a Share on the day the Option or Stock Appreciation Right, as applicable, is granted.

“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Shares on the exchange for the last preceding date on which there was a sale of Shares on such exchange, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations when the Shares have not been traded for 10 trading days.

“Grantee” means an Eligible Person granted Restricted Stock, Restricted Stock Units, LTIP Units, AO LTIP Units, Dividend Equivalent Rights or such other equity-based Awards as may be granted pursuant to Section 10, or the Successors of the Grantee, as the context so requires.

“Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Limited Partnership” means MHC Operating Limited Partnership.

“Limited Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership for MHC Operating Limited Partnership, as amended and as may be further amended and/or restated from time to time.

“LTIP Unit” will have the meaning set forth in the Limited Partnership Agreement upon amendment or amendment and restatement of the Limited Partnership Agreement to provide for the issuance of LTIP Units.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Optionee” means an Eligible Person to whom an Option or Stock Appreciation Right is granted, or the Successors of the Optionee, as the context so requires.

“Participant” means a Grantee or Optionee.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals that will apply to an Award. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals includes, but is not limited to, the following: total stockholder return; growth in funds from operations, growth in normalized funds from operations, revenues, net income, Common Stock price and/or earnings per Share; dividend growth; return on assets, net assets and/or capital; return on stockholders’ equity; debt/equity ratio; working capital; the Company’s financial performance versus its peers; economic value added; acquisitions; expense reductions; and adherence to strategic plan.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purposes of determining a Participant’s right to and the payment of a performance-based Award.

“Performance Goals” means, for a Performance Cycle, the specific goals established by the Committee for a Performance Cycle, which may be based on the Performance Criteria or any other performance objectives, as determined by the Committee.

“Plan” means the Company’s 2024 Equity Incentive Plan, as set forth herein and as the same may from time to time be amended.

“Restricted Stock” means an award of Shares that is subject to restrictions hereunder.

“Restricted Stock Unit” means a right, pursuant to the Plan, of the Grantee to payment of the Restricted Stock Unit Value.

“Restricted Stock Unit Value,” per Restricted Stock Unit, means the Fair Market Value of the underlying Shares, or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant.

“Restricted Stock Unit Vesting Date” means the date determined under Section 8.4(c).

“Retirement” means, unless otherwise provided by the Committee in the Participant’s Award Agreement, the Termination of Service (other than for Cause) of a Participant on or after the Participant’s attainment of age 65 or on or after the Participant’s attainment of age 55 with five consecutive years of service with the Company and or its Subsidiaries or other Affiliates.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations and other guidance promulgated thereunder or any successor thereto.

“Settlement Date” means the date determined under Section 8.4(c).

“Share” means a share of Common Stock of the Company.

“Specified Employee” has the meaning ascribed thereto in Section 409A, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

“Stock Appreciation Right” means an Award, pursuant to the Plan, entitling the Optionee to receive for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a combination of Shares and cash, or, in the discretion of the Committee, either in Shares or in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Stock Appreciation Right is being exercised over the aggregate Exercise Price, as determined as of the day the Stock Appreciation Right is exercised.

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

“Successor” means the legal representative of the estate of a deceased Optionee or Grantee or the person or persons who shall acquire the rights to an Award, by bequest or inheritance or by reason of the death of the Optionee or Grantee.

“Termination of Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries or other Affiliates.

2.     EFFECTIVE DATE AND TERMINATION OF PLAN

The effective date (the “Effective Date”) of the Plan is the date on which it is approved by the requisite percentage of the holders of the Common Stock of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the Effective Date; provided, however, that the Board may at any time prior to that date terminate the Plan. Outstanding grants under the 2014 Plan granted prior to the expiration of the 2014 Plan shall continue in effect according to their terms (subject to such amendments as the Committee may determine consistent with the 2014 Plan).

3.     ADMINISTRATION OF PLAN

3.1        The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two individuals each of whom shall be a “nonemployee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act; provided that no action taken by the Committee (including without limitation grants) shall be invalidated because any or all of the members of the Committee fails to satisfy the foregoing requirements of this sentence. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts otherwise approved in accordance with the Company’s bylaws or charter, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan specifically relating to such member. Notwithstanding the other foregoing provisions of this Section 3.1, any Award under the Plan to a person who is a member of the Board and is not an employee of the Company shall be made and administered by the Board. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.

3.2        Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements or otherwise (i) authorize the granting of Awards to Eligible Persons; (ii) determine the eligibility of Eligible Persons to receive an Award; (iii) determine the number of Shares, LTIP Units or AO LTIP Units to be covered under any Award Agreement, considering the position and responsibilities of the Eligible Persons, the nature and value to the Company of the Eligible Person’s present and potential contribution to the success of the Company whether directly or through its Subsidiaries and/or such other factors as the Committee may deem relevant; (iv) approve the forms of Award Agreements; (v) determine the terms applicable to each Award, which may differ among individual Awards and Participants; (vi) accelerate at any time the exercisability or vesting of all or any portion of any Award; (vii) subject to the provisions of Section 5.3(a) or 6.3(a), as applicable, extend at any time the period in which Options or Stock Appreciation Rights may be exercised; (viii) determine the extent to which the transferability of Shares issued or transferred pursuant to an Award is restricted; (ix) interpret the terms and provisions of the Plan and any Award; (x) make all determinations it deems advisable for the administration of the Plan; (xi) decide all disputes arising in connection with the Plan; and (xii) otherwise supervise the administration of the Plan.

3.3        The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any Affiliate to purchase or repurchase Shares from a Participant or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under governing state law. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

4.     SHARE LIMIT AND NON-EMPLOYEE DIRECTOR LIMIT

4.1        If this Plan is approved, subject to adjustments as provided in Section 15, the maximum number of Shares that will become available for issuance under this Plan will be the sum of

(a) 3,500,000 Shares, plus (b) that number of Shares related to awards outstanding under the 2014 Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, lapse or otherwise without the issuance of such Shares. Shares distributed under the Plan shall be authorized but unissued Shares or reacquired Shares.

4.2        Any Shares that have been granted as Restricted Stock or that have been reserved for distribution in payment for Options, Stock Appreciation Rights, Restricted Stock Units or other equity-based Awards will be subtracted from the Plan’s Share limit as of the date of grant, but may be added back to such reserve in accordance with this Section 4.2:

(a)    Any Shares with respect to Awards that are later cancelled, expire, are forfeited or lapse for any reason will again be made the subject of Awards under the Plan.

(b)    If any Restricted Stock Units, Dividend Equivalent Rights or other equity-based Awards under Section 10 are paid in cash (other than Stock Appreciation Rights), then the underlying Shares will again be made the subject of Awards under the Plan.

(c)    Awards granted in substitution, assumption, continuation or adjustment of outstanding Awards pursuant to Section 15 will not count against the number of Shares remaining available for issuance under the Plan.

(d)    Subject to applicable law, stock exchange rules and plan provisions, shares available under a stockholder-approved plan of an entity acquired by the Company (as adjusted) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or a Subsidiary or other Affiliate immediately before such acquisition and will not count against the number of Shares remaining available for issuance under the Plan.

4.3        Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, such Shares shall become available for future issuance under the Plan. For the avoidance of doubt, the following Shares may not again be made available for issuance as Awards under the Plan: Shares covered by an Award that are surrendered or withheld (i) in payment of the Award’s exercise or purchase price (including pursuant to the “net exercise” of an Option), (ii) in satisfaction of tax withholding obligations with respect to an Award, or (iii) Shares repurchased on the open market with the proceeds of any Option exercise price. If a Stock Appreciation Right payable in Shares is exercised, such exercise shall reduce the maximum aggregate number of Shares which may be issued under the Plan by the gross number of Shares subject the Stock Appreciation Right (or, if less than the entire Stock Appreciation Right is exercised, by the gross number of Shares subject to the portion of the Stock Appreciation Right that is exercised).

4.4        Each Share issued in connection with the conversion of (or other distribution on account of) an LTIP Unit or an AO LTIP Unit will reduce the number of Shares available for issuance under the Plan by one Share. For purposes of calculating the number of Shares underlying an award of LTIP Units and AO LTIP Units relative to the Plan’s Share limit, the Committee shall establish in good faith the maximum number of Shares to which a Grantee receiving such award of LTIP Units and/or AO LTIP Units may be entitled upon fulfilment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios, and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of Shares underlying such awards of LTIP Units and/or AO LTIP Units shall be reduced accordingly by the Committee, and the number of Shares then-available under the Plan shall be increased by the same amount as such reduced Shares were counted against the Plan’s share limit.

4.5        Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of Awards (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard (“ASC Topic 718”)) that may be granted during any calendar year to any non-employee director, when combined with cash compensation paid by the Company to such director with respect to the same calendar year (whether or not such cash compensation is deferred), shall not exceed $750,000; provided, that the limit set forth in this sentence shall be $1,000,000 in the calendar year in which a non-employee director commences service on the Board. This limit will not be increased except with stockholder approval.

5.     PROVISIONS APPLICABLE TO STOCK OPTIONS

5.1        Grant of Option. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those Eligible Persons to whom Options are to be granted and the number of Shares to be optioned to each Eligible Person; (ii) determine whether to grant Options intended to be Incentive Stock Options, or to grant Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option); provided that Incentive Stock Options may only be granted to employees of the Company or its Subsidiaries; (iii) determine the time or times when and the manner and conditions on which each Option shall be exercisable and the duration of the exercise period; (iv) accelerate at any time the exercisability or vesting of all or any portion of any Option pursuant to the Award Agreement at the time of grant or thereafter; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

5.2        Exercise Price; No Repricing. The Exercise Price shall be determined by the Committee on the date the Option is granted and reflected in the Award Agreement (as the same may be amended from time to time) and shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Subject to the foregoing, any particular Award Agreement may provide for different Exercise Prices for specified amounts of Shares subject to the Option. Except as provided in Section 15, in no event may (a) the per Share Exercise Price of an Option previously awarded to any Optionee be reduced, directly or indirectly, (b) an Option be cancelled, surrendered, replaced or otherwise exchanged when the Fair Market Value of a Share underlying such Option is less than its per Share Exercise Price for a new Option or any other Award, cash, Shares or other securities or (c) any other action that is considered a “repricing” under the New York Stock Exchange (or other national securities exchange on which the Shares are listed) be taken with respect to an Option, in each case without stockholder approval.

5.3        Period of Option and Vesting.

(a)    Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the 10th anniversary of the date of grant or on such other date

(which may be earlier, but not later) as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder, under the Award Agreement at the time of grant, or as determined thereafter by the Committee.

(b)    Each Option, to the extent that the Optionee has not had a Termination of Service and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, which may include Performance Goals. Unless otherwise provided in the Award Agreement at the time of grant or as determined thereafter by the Committee, no Option (or portion thereof) shall ever be exercisable if the Optionee has a Termination of Service before the time at which such Option (or portion thereof) would otherwise have become exercisable, and any Option that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 5.3(b), Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.

5.4        Exercisability Upon and After Termination of Service of Optionee.

(a)    Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service other than by the Company or its Subsidiaries for Cause, or other than by reason of death, Retirement or Disability, no exercise of an Option may occur after the expiration of the three-month period immediately following the Termination of Service, or if earlier, the expiration of the term of the Option as provided under Section 5.3(a); provided that, if the Optionee should die after the Termination of Service but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3(a).

(b)    Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service on account of death or Disability or Retirement, the Option (if and to the extent otherwise exercisable by the Optionee at the time of the Termination of Service) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3.

(c)    Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, if the Optionee has a Termination of Service by the Company for Cause, the Optionee’s Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

(d)    Any Option that is not exercisable at the time of the Termination of Service or is not exercised within the applicable time periods described in this Section 5.4 shall cease to be exercisable and shall be forfeited forthwith.

5.5        Exercise of Options.

(a)    Subject to vesting, restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised in whole or in part, and payment in full of the Exercise Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

(b)    Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

5.6        Payment.

(a)    The Exercise Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:

(i)    Cash, a certified or bank cashier’s check, or wire transfer;

(ii)    if approved by the Committee in its discretion, shares of previously owned Common Stock, which are not then subject to restrictions under the Plan or the 2014 Plan, having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price;

(iii)    if approved by the Committee in its discretion, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole Shares to be issued; provided further, however, that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that Shares are used to pay the Exercise Price pursuant to the “net exercise”; or

(iv)    by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

(b)    The Committee may provide that no Option may be exercised with respect to any fractional Share. Any fractional Shares resulting from an Optionee’s exercise that is accepted by the Company shall in the discretion of the Committee be paid in cash.

5.7        Exercise for Cash. The Committee, in its discretion, may also permit the Optionee to elect to exercise an Option by receiving a combination of Shares and cash, or, in the discretion of the Committee, either in Shares or in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair

Market Value of the Shares with respect to which the Option is being exercised over the aggregate Exercise Price, as determined as of the day the Option is exercised.

5.8        Exercise by Successors. An Option may be exercised, and payment in full of the aggregate Exercise Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Exercise Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Committee, if and as applicable.

5.9        Nontransferability of Option. Each Option granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of their death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, and (iii) is otherwise appropriate and desirable.

5.10    Certain Incentive Stock Option Revisions.

(a)    No more than 3,500,000 Shares can be issued under the Plan as Incentive Stock Options.

(b)    The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any Optionee may be awarded Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000.

(c)    If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Affiliate) thereupon has a tax-withholding obligation, shall pay to the Company (or such Affiliate) an amount equal to any withholding tax the Company (or Affiliate) is required to pay as a result of the disqualifying disposition.

(d)    The Exercise Price with respect to each Incentive Stock Option shall not be less than 100%, or 110% in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), of the Fair Market Value of the underlying Shares on the day the Option is granted. In the case of an individual described in Section 422(b)(6) of the Code who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant.

6.     PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

6.1        Grant of Stock Appreciation Rights. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those Eligible Persons to whom

Stock Appreciation Rights are to be granted and the number of Shares subject to such Stock Appreciation Rights for each Eligible Person; (ii) determine the time or times when and the manner and conditions on which each Stock Appreciation Right shall be exercisable and the duration of the exercise period; (iii) accelerate at any time the exercisability or vesting of all or any portion of any Stock Appreciation Right pursuant to the Award Agreement at the time of grant or thereafter; and (iv) determine or impose other conditions to the grant or exercise of Stock Appreciation Rights under the Plan as it may deem appropriate. Stock Appreciation Rights may be granted by the Committee independently of any Option granted pursuant to Section 5 of the Plan.

6.2        Exercise Price of Stock Appreciation Rights; No Repricing. The Exercise Price shall be determined by the Committee on the date the Stock Appreciation Right is granted and reflected in the Award Agreement (as the same may be amended from time to time) and shall not be less than 100% of the Fair Market Value of the underlying Shares on the day the Stock Appreciation Right is granted. Subject to the foregoing, any particular Award Agreement may provide for different Exercise Prices for specified amounts of Shares subject to the Stock Appreciation Right. Except as provided in Section 15, in no event may (a) the per Share Exercise Price of a Stock Appreciation Right previously awarded to any Optionee be reduced, directly or indirectly, (b) a Stock Appreciation Right be cancelled, surrendered, replaced or otherwise exchanged when the Fair Market Value of a Share underlying such Stock Appreciation Right is less than its per Share Exercise Price for a new Stock Appreciation Right or any other Award, cash, Shares or other securities or (c) any other action that is considered a “repricing” under the New York Stock Exchange (or other national securities exchange on which the Shares are listed) be taken with respect to a Stock Appreciation Right, in each case without stockholder approval.

6.3        Period of Stock Appreciation Right and Vesting.

(a)    Unless earlier expired, forfeited or otherwise terminated, each Stock Appreciation Right shall expire in its entirety upon the 10th anniversary of the date of grant or on such other date (which may be earlier, but not later) as is set forth in the applicable Award Agreement at the time of grant or as determined thereafter by the Committee. The Stock Appreciation Right shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder, under the Award Agreement at the time of grant, or as determined thereafter by the Committee.

(b)    Each Stock Appreciation Right, to the extent that the Optionee has not had a Termination of Service and the Stock Appreciation Right has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, which may include Performance Goals. Unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, no Stock Appreciation Right (or portion thereof) shall ever be exercisable if the Optionee has a Termination of Service before the time at which such Stock Appreciation Right (or portion thereof) would otherwise have become exercisable, and any Stock Appreciation Right that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 6.4(b), Stock Appreciation Rights exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee’s Stock Appreciation Right, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.

6.4        Exercisability of Stock Appreciation Rights Upon and After Termination of Service of Optionee.

(a)    Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service other than by the Company or its Subsidiaries for Cause, no exercise of a Stock Appreciation Right may occur after the expiration of the three-month period immediately following the termination, or if earlier, the expiration of the term of the Stock Appreciation Right as provided under Section 6.3(a).

(b)    Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, if the Optionee has a Termination of Service by the Company for Cause, the Optionee’s Stock Appreciation Rights, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

(c)    Any Stock Appreciation Right that is not exercisable at the time of the Termination of Service or is not exercised within the applicable time periods described in this Section 6.4 shall cease to be exercisable and shall be forfeited forthwith.

6.5        Exercise of Stock Appreciation Rights. Subject to vesting, restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, a Stock Appreciation Right may be exercised in whole or in part by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares underlying the Stock Appreciation Right that will be exercised.

6.6        Exercise by Successors. A Stock Appreciation Right may be exercised by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

6.7        Nontransferability of Stock Appreciation Right. Each Stock Appreciation Right granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of their death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability does not result in accelerated U.S. federal income taxation, and is otherwise appropriate and desirable.

7.     PROVISIONS APPLICABLE TO RESTRICTED STOCK

7.1        Grant of Restricted Stock.

(a)    In connection with the grant of Restricted Stock, whether or not Performance Goals apply thereto, the Committee shall establish one or more vesting periods with respect to the Restricted Stock granted, the length of which shall be determined in the discretion of the Committee. Subject to the provisions of this Section 7, the applicable Award Agreement, the other provisions of the Plan and achievement of Performance Goals (if applicable), restrictions on Restricted Stock shall lapse if the

Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period.

(b)    Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to Eligible Persons; (ii) provide a specified purchase price for the Restricted Stock (whether or not the payment of a purchase price is required by any state law applicable to the Company, provided that no Shares shall be issued for consideration which is less than is required by any state law applicable); (iii) determine the restrictions applicable to Restricted Stock; (iv) accelerate at any time vesting of all or any portion of any Restricted Stock pursuant to the Award Agreement at the time of grant or thereafter; and (v) determine or impose other conditions, including any applicable Performance Goals, to the grant of Restricted Stock under the Plan as it may deem appropriate.

7.2        Restrictions and Conditions. Unless otherwise provided by the Committee, the Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a)    Subject to the provisions of the Plan and the Award Agreements, during a period commencing with the date of such Award and ending on the date the period of forfeiture with respect to such Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, alienate, encumber or assign Restricted Stock awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the Award Agreements and clause (c) below, the period of forfeiture with respect to Shares granted hereunder shall lapse as provided in the applicable Award Agreement. Notwithstanding the foregoing, unless otherwise expressly provided by the Committee, the period of forfeiture with respect to such Shares shall only lapse as to whole Shares.

(b)    Except as provided in the foregoing clause (a), below in this clause (b), or in Section 15, or otherwise provided in the Award Agreement, the Grantee shall have, in respect of the Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends.

(c)    Except if otherwise provided in the applicable Award Agreement at the time of grant or as determined thereafter by the Committee, if the Grantee has a Termination of Service for any reason, during the applicable period of forfeiture, then (i) all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee, and (ii) the Company shall pay to the Grantee as soon as practicable (and in no event more than 30 days) after such termination an amount equal to the lesser of (x) the amount paid by the Grantee (if any) for such forfeited Restricted Stock as contemplated by Section 7.1, and (y) the Fair Market Value on the date of termination of the forfeited Restricted Stock.

8.     PROVISIONS APPLICABLE TO RESTRICTED STOCK UNITS

8.1        Grant of Restricted Stock Units. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock Units to Eligible Persons; (ii) accelerate at any time vesting of all or any portion of any Restricted Stock Unit pursuant to the Award Agreement at the time of grant or thereafter; and (iii) determine or impose other conditions to the grant of Restricted Stock Units under the Plan as it may deem appropriate, including whether Performance Goals (as provided for under Section 11) apply thereto.

8.2        Term. The Committee may provide in an Award Agreement that any particular Restricted Stock Unit shall expire at the end of a specified term.

8.3        Vesting. Restricted Stock Units shall vest as provided in the applicable Award Agreement.

8.4        Settlement of Restricted Stock Units.

(a)    Each vested and outstanding Restricted Stock Unit shall be settled by the transfer to the Grantee of one Share; provided that, at the time of grant or thereafter, the Committee may provide that a Restricted Stock Unit may be settled in (i) cash at the applicable Restricted Stock Unit Value, or (ii) cash or by transfer of Shares as elected by the Company.

(b)    Restricted Stock Units shall be settled with a single payment or transfer by the Company on the Settlement Date.

(c)    Unless otherwise provided in the applicable Award Agreement, the “Settlement Date” with respect to a Restricted Stock Unit is as soon as practicable (but not more than 60 days) after the Restricted Stock Unit Vesting Date. The “Restricted Stock Unit Vesting Date” is the date on which the Restricted Stock Unit vests.

8.5        Other Restricted Stock Unit Provisions.

(a)    Rights to payments with respect to Restricted Stock Units granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.

(b)    A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate.

(c)    Notwithstanding any other provision of this Section 8, any fractional Restricted Stock Unit will be paid out in cash at the Restricted Stock Unit Value as of the Restricted Stock Unit Vesting Date.

(d)    No Restricted Stock Unit shall be construed to give any Grantee any rights with respect to Stock or any ownership interest in the Company. Except as may be provided in accordance with Section 9, no provision of the Plan shall be interpreted to confer upon any Grantee any voting, dividend or derivative or other similar rights with respect to any Restricted Stock Unit.

9.     PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS

9.1        Grant of Dividend Equivalent Rights. Subject to the other terms of the Plan, the Committee may, in its discretion, authorize the granting of Dividend Equivalent Rights to Eligible Persons based on the regular cash dividends declared on Common Stock, to be credited as of the dividend payment dates, during the period between the date a Dividend Equivalent Right is granted, and the date such a Dividend Equivalent Right vests or expires, as determined by the Committee. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Committee. Dividend Equivalent Rights may not be granted with respect to Options or Stock Appreciation Rights. If a Dividend Equivalent Right is granted in respect of another Award hereunder, in no event shall the Dividend Equivalent Right be in effect for a period beyond the time during which the applicable portion of the underlying Award is in effect.

9.2        Certain Terms.

(a)    The term of a Dividend Equivalent Right shall be set by the Committee in its discretion.

(b)    Unless otherwise determined by the Committee, a Dividend Equivalent Right is payable only before the Participant has a Termination of Service.

(c)    Payment of the amount determined in accordance with Section 9.1 shall be in cash, in Common Stock or a combination of the both, as determined by the Committee.

(d)    The Committee may impose such employment-related conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion.

9.3        Other Types of Dividend Equivalent Rights. The Committee may establish a program under which Dividend Equivalent Rights of a type whether or not described in the foregoing provisions of this Section 9 may be granted to Participants. For example, and without limitation, the Committee may grant a dividend equivalent right with respect to a Restricted Stock Unit, which right would consist of the right to receive a cash payment in an amount equal to the dividend distributions paid on Shares from time to time.

10.     LTIP UNITS, AO LTIP UNITS AND OTHER EQUITY-BASED AWARDS

10.1    Grant Authority. The Committee shall have the right to grant LTIP Units, AO LTIP Units and other Awards, including cash awards and awards based upon the Common Stock (with or without vesting conditions), in each case having such terms and conditions as the Committee may determine.

10.2    LTIP Units and AO LTIP Units. LTIP Units and AO LTIP Units are intended to be profits interests in the Limited Partnership, the rights and features of which, if applicable, will be set forth in the Limited Partnership Agreement and an applicable Award Agreement. LTIP Units and AO LTIP Units awarded under the Plan may be (a) convertible, exchangeable, or redeemable for other units in the Limited Partnership or Shares, or (b) valued by reference to the book value, fair value, or performance of the Limited Partnership. Each LTIP Unit and each AO LTIP Unit granted under the Plan shall vest and be forfeited at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement. Subject to the terms and provisions of the

Plan and the Limited Partnership Agreement, the Committee, at any time and from time to time, may grant LTIP Units and/or AO LTIP Units to any person eligible for an Award under the Plan in such amounts and upon such terms as the Committee shall determine, which need not be the same with respect to each Grantee; provided that LTIP Units and AO LTIP Units must be granted for service to or on behalf of the Limited Partnership.

11.     PERFORMANCE GOALS

11.1    The Committee, in its discretion, (i) may establish one or more Performance Goals as a precondition to the issuance or vesting of Awards, and (ii) may provide, in connection with the establishment of the Performance Goals, for predetermined Awards to those Participants (who continue to meet all applicable eligibility requirements) with respect to whom the applicable Performance Goals are satisfied. The Committee may determine that satisfaction of the Performance Goals will be in its discretion.

11.2    The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of a Participant (i) in the event of, or in anticipation of, a Change in Control or any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

12.     TAX WITHHOLDING

12.1    In General. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require the Participant to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option or Stock Appreciation Right, (ii) the lapsing of any restrictions applicable to any Restricted Stock, (iii) the receipt of a distribution in respect of Restricted Stock Units or Dividend Equivalent Rights or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).

12.2    Share Withholding.

(a)    Upon exercise of an Option or Stock Appreciation Right, the Committee may require, or may permit the Optionee to elect, that Shares be withheld by the Company from the Shares otherwise to be received in order to satisfy the minimum required employer withholding liability for such withholding taxes (or, if permitted in the Award Agreement or approved by the Committee in its discretion, an amount exceeding the minimum statutory amount required, but not exceeding the maximum statutory rates in the applicable jurisdiction or an amount that would cause adverse accounting consequences for the Company). In such event, the number of Shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option or Stock Appreciation Right does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

(b)    Upon lapsing of restrictions on Restricted Stock (or other income-recognition event), the Committee may require, or may permit the Grantee to elect, that Shares be returned or withheld by the Company from the Shares otherwise to be released from restriction, in order to satisfy the minimum required employer withholding liability for such withholding taxes (or, if permitted in the Award Agreement or approved by the Committee in its discretion, an amount exceeding the minimum statutory amount required, but not exceeding the maximum statutory rates in the applicable jurisdiction or an amount that would cause adverse accounting consequences for the Company). In such event, the number of Shares so returned or withheld shall have an aggregate Fair Market Value on the date of the lapsing of restrictions (or other income-recognition event) sufficient to satisfy the applicable withholding taxes.

(c)    Upon the making of a distribution in respect of Restricted Stock Units or Dividend Equivalent Rights, the Committee may require, or may permit the Grantee to elect, that amounts (which may include Shares) be withheld by the Company from the distribution otherwise to be made in order to satisfy the minimum required employer withholding liability for such withholding taxes (or, if permitted in the Award Agreement or approved by the Committee in its discretion, an amount exceeding the minimum statutory amount required, but not exceeding the maximum statutory rates in the applicable jurisdiction or an amount that would cause adverse accounting consequences for the Company). In such event, any Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of the distribution (or other income-recognition event) sufficient to satisfy the applicable withholding taxes.

(d)    Upon the occurrence of any other income-recognition event with respect to an Award granted under the Plan that occurs upon or concurrently with the issuance or vesting of, or lapsing of restrictions on, Common Stock, the Committee may require, or may permit the Optionee to elect, that Shares be withheld by the Company from the Shares otherwise to be issued, vested or released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the minimum required employer withholding liability for the withholding taxes (or, if permitted in the Award Agreement or approved by the Committee in its discretion, an amount exceeding the minimum statutory amount required, but not exceeding the maximum statutory rates in the applicable jurisdiction or an amount that would cause adverse accounting consequences for the Company). In such event, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of such income-recognition event sufficient to satisfy the applicable withholding taxes.

(e)    For purposes of determining the number of Shares to be withheld or delivered to satisfy the applicable minimum required employer withholding taxes pursuant to this Section 12.2 of the Plan, the Fair Market Value of the Shares shall be calculated in the same manner as the Shares are valued for purposes of determining the amount of withholding taxes due.

12.3    Withholding Required. Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares or cash to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Dividend Equivalent Right or other Award shall be forfeited upon the failure of the Participant to satisfy such requirements with respect to, as applicable, (i) the exercise of the Option or Stock Appreciation Right, (ii) the lapsing of restrictions on the Restricted Stock (or other income-recognition event), (iii) distributions in respect of any Restricted Stock Unit or Dividend Equivalent Right or (iv) any other income-recognition event with respect an Award granted under the Plan.

13.     REGULATIONS AND APPROVALS

13.1    The obligation of the Company to issue or sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

13.2    The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

13.3    Each grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units (or issuance of Shares in respect thereof) or Dividend Equivalent Rights (or issuance of Shares in respect thereof), or other Award under Section 10 (or issuance of Shares in respect thereof), is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, other Awards or other Common Stock, no payment shall be made, or Restricted Stock Units or Shares issued or grant of Restricted Stock or other Award made or issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

13.4    In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

13.5    Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

14.     INTERPRETATION AND AMENDMENTS; OTHER RULES

        The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which Options, Stock

Appreciation Rights, Restricted Stock Units or Common Stock (whether or not Restricted Stock), LTIP Units, AO LTIP Units or Dividend Equivalent Rights shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. The Board may amend the Plan as it shall deem advisable, except that no amendment may materially and adversely affect a Participant with respect to an Award previously granted without such Participant’s consent unless such amendments are required in order to comply with applicable laws or applicable stock exchange rules; provided, however, that the Plan may not be amended without stockholder approval in any case in which amendment in the absence of stockholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule. Except as provided in Section 15, (i) the Exercise Price of an outstanding Option or Stock Appreciation Right may not be reduced, directly or indirectly by cancelation, regrant or otherwise, without stockholder approval, (ii) an outstanding Option or Stock Appreciation Right with an Exercise Price in excess of the then Fair Market Value may not be cancelled for consideration payable in cash or equity securities of the Company without stockholder approval. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A, the Committee may adopt such amendment to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate, without the consent of the Participant, to (1) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (2) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan, if there is a change in applicable tax law such that LTIP Units or AO LTIP Units become taxable to the holder of such units as ordinary income, the Limited Partnership, at any time at the election of the general partner of the Limited Partnership, may cause the AO LTIP Units and LTIP Units to be restructured and/or substituted for other awards in a way that permits a tax deduction to the Limited Partnership or the Company while preserving substantially similar pre-tax economics to the holder of such units.

15.     CHANGES IN CAPITAL STRUCTURE

15.1    If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or Common Stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:

(a)    the Committee shall appropriately adjust (i) the maximum aggregate number and kind of Shares or other securities which may be made subject to Awards under the Plan; and (ii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan; and

(b)    the Committee may take any such action as in its discretion shall be necessary to maintain each Participants’ rights hereunder (including under their Award Agreements) with respect to Options, Stock Appreciation Rights, Restricted Stock Units, LTIP Units, AO LTIP Units and Dividend Equivalent Rights (and, as appropriate, other Awards under Section 10), so that they are substantially proportionate to the rights existing in such Options, Stock Appreciation Rights, Restricted Stock Units, LTIP Units, AO LTIP Units and Dividend Equivalent Rights (and other Awards under Section 10) prior to such event, including, without limitation, adjustments in (i) the number of Options, Stock Appreciation Rights, Restricted Stock Units, LTIP Units, AO LTIP Units and Dividend Equivalent Rights (and other Awards under Section 10) granted, (ii) the number and kind of Shares or other property to be distributed in respect of Options, Stock Appreciation Rights. Restricted Stock Units and Dividend Equivalent Rights (and other Awards under Section 10 as applicable) or upon conversion of LTIP Units or AO LTIP Units (or the units into which such LTIP Units or AO LTIP Units may be converted), (iii) the Exercise Price and Restricted Stock Unit Value, (iv) the repurchase price, if any, per Share subject to each outstanding Restricted Stock, (v) the per-person limits under the Plan, and (vi) Performance Goals established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (vi) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 15.1 had the event related to the Company.

To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Awards, the number of Shares (or units) available under Section 4 shall be increased or decreased, as the case may be, proportionately, as may be determined by the Committee in its discretion.

15.2    If a Change in Control shall occur, the Committee may, in its sole discretion, take one or more of the following actions with respect to all or some outstanding Awards:

(a)    Provide that all (or some) outstanding Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Change in Control shall (i) become fully or partially exercisable as of the effective time of the Change in Control or thereafter with respect to any time-based vesting conditions or restrictions; and/or (ii) become fully or partially exercisable as of the effective time of the Change in Control or thereafter with respect to any Performance Goals (A) at target levels, (B) based on actual performance achieved as of the Change in Control or thereafter, or (C) at the greater or lesser of target levels or actual performance achieved as of the Change in Control or thereafter, and, in the case of clauses (A), (B) and (C), either (x) based on the full Performance Cycle or (y) pro-rata based on the time that has elapsed in the applicable Performance Cycle as of the date of the Change in Control or thereafter;

(b)    Provide that all (or some) outstanding Awards (other than Options and Stock Appreciation Rights) shall (i) become fully or partially vested and nonforfeitable with respect to any time-based vesting conditions or restrictions as of the date of the Change in Control or thereafter; and/or (ii) become fully or partially vested and nonforfeitable with respect to any Performance Goals (A) at target levels, (B) based on actual performance achieved as of the Change in Control or thereafter, or (C) at the greater or lesser of target levels or actual performance achieved as of date of the Change in Control or thereafter, and, in the case of clauses (A), (B) and (C), either (x) based on the full Performance Cycle or (y) pro-rata based on the time that has elapsed in the applicable Performance Cycle as of the date of the Change in Control or thereafter;

(c)    Make or provide for a cash payment to the Optionee holding an Option or Stock Appreciation Right, in exchange for the cancellation thereof, in an amount equal to the difference, if any, between (A) the consideration received by the stockholders of the Company in connection with the Change in Control multiplied by the number of Shares subject to such Option or Stock Appreciation Right (to the extent then exercisable (after taking into account any acceleration under this Section 15 or the applicable Award Agreement) and (B) the aggregate Exercise Price for the Stock that would be issued pursuant to the exercise of such Option or Stock Appreciation Right;

(d)    Permit the Optionee, within a specified period of time prior to the consummation of the Change in Control, as determined by the Committee, to exercise such Option or Stock Appreciation Right as of, and subject to, the consummation of such Change in Control (to the extent such Option or Stock Appreciation Right would be exercisable as of the consummation of such Change in Control (after taking into account any acceleration under this Section 15 or the applicable Award Agreement);

(e)    Provide for the assumption or continuation of an outstanding Award by a successor entity;

(f)    Provide for the substitution of outstanding Awards with new Awards of a successor entity or parent thereof, with appropriate adjustment as to the number and kind of Shares or other securities and, if appropriate, the applicable Exercise Price; or

(g)    Make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control, provided that the Committee determines that such adjustments do not have a material and adverse economic impact on the Participant as determined at the time of the adjustments.

15.3    The judgment of the Committee with respect to any matter referred to in this Section 15 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

16.     MISCELLANEOUS

16.1    No Rights to Employment or Other Service. Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the individual’s employment or other service at any time. Any Option granted under the Plan shall not confer upon the Optionee any right as a stockholder of the Company prior to the issuance of Shares pursuant to the exercise thereof. No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a stockholder of record with respect to any Shares issuable upon exercise of such Option until certificates representing such Shares have been issued and delivered.

16.2    No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries, or their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries or any other person or entity, on the other. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

16.3    No Fund Created. Any and all payments hereunder to any Participant under the Plan shall be made from the general funds of the Company (or, if applicable, the fund of a Subsidiary or other Affiliate), no special or separate fund shall be established or other segregation of assets made to assure such issuances and payments, and the Restricted Stock Units and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company. (If any Subsidiary or other Affiliate of the Company is or is made responsible with respect to any Awards, the foregoing sentence shall apply with respect to such Subsidiary or other Affiliate.) Without limiting the foregoing, Restricted Stock Units and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee’s right in the Restricted Stock Units and any such other devices is limited to the right to receive payment, if any, as may herein be provided.

16.4    Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 16.4.

16.5    Exculpation and Indemnification. No member of the Board or the Committee shall be liable for any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, including any exercise of discretion, except to the extent required by law. The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law.

16.6    Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

16.7    Governing Law. THE PLAN AND ALL AWARD AGREEMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

16.8    Section 409A.

(a)    Awards granted under the Plan are intended to be exempt from Section 409A. To the extent that the Plan or any Award is not exempt from the requirements of Section 409A, the Plan or such Award is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

(b)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or instalment) would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s Disability or Termination of Service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or Termination of Service meet the description or definition of “change in control event”, “disability” or “separation from service”, as applicable, in Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or Termination of Service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or Termination of Service, as applicable.

(c)    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Committee shall determine which Awards or portions thereof will be subject to such exemptions.

(d)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s Termination of Service during a period in which the Participant is a Specified Employee, then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j) (4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s Termination of Service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s Termination of Service (or, if the Participant dies during such period, within 30 days after the Participant’s death); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of such delay period.

(e)    If, pursuant to an Award, a Participant is entitled to a series of instalment payments, such Participant’s right to the “series of instalment payments” (as described in Treas. Reg. Section 1.409A-2(b)(2)(iii)) shall be treated as a right to a series of separate payments and not to a single payment.

16.9    Severability. If any provision of this Plan is held to be illegal or invalid for any reason, that illegality or invalidity shall not affect the remaining portions of this Plan, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan. Such an illegal or invalid provision shall be replaced by a revised provision that most nearly comports to the substance of the illegal or invalid provision. If any of the terms or provisions of this Plan or any Award Agreement conflict with the requirements of all applicable laws and regulations, those conflicting terms or provisions shall be deemed inoperative to the extent they conflict with any applicable laws or regulations.

16.10    Transferability. Each Award granted under the Plan shall be nontransferable by the Grantee except by will or the laws of descent and distribution of the State wherein the Grantee or Optionee is domiciled at the time of their death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, and (ii) is otherwise appropriate and desirable.

16.11    Trading Restrictions. All Shares issuable under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Committee may place legends on any share certificate or issue instructions to the transfer agent to reference restrictions applicable to the Shares.

16.12    Clawback. Notwithstanding any provisions in this Plan or any Award Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy in effect at the Effective Date or that may be adopted by the Company, amounts paid or payable or Share issued or issuable pursuant to this Plan or any Award Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture of Awards and/or repayment of amounts paid or payable and Shares issued or issuable pursuant to this Plan or any Award Agreement.

16.13    Other Benefits. No payment or benefit under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or its Subsidiaries or other Affiliates unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.14    Authority of the Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the

Company, for proper corporate purposes, to assume, continue or substitute awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to a Subsidiary or other Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary or other Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

els®

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Nine (9) Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Andrew Berkenfield
02) Derrick Burks
03) Philip Calian
04) David Contis
05) Constance Freedman
06) Thomas Heneghan
07) Marguerite Nader
08) Radhika Papandreou
09) Scott Peppet

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2024.	☐	☐	☐
3. Approval on a non-binding, advisory basis of our executive compensation as disclosed in the Proxy Statement.	☐	☐	☐
4. Approval of the 2024 Equity Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000633056_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

EQUITY LIFESTYLE PROPERTIES, INC.
Annual Meeting of Stockholders
April 30, 2024 9:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company"), hereby appoints THOMAS HENEGHAN and MARGUERITE NADER, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 30, 2024, at 9:00 AM CDT (the "Meeting"), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" Proposals 2, 3 and 4. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

0000633056_2 R1.0.0.6

Continued and to be signed on reverse side